Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR, AS APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE.

AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

by and among

STONE ENERGY CORPORATION AND ITS SUBSIDIARIES PARTY HERETO

and

THE UNDERSIGNED CREDITOR PARTIES

dated as of December 14, 2016

This Amended and Restated Restructuring Support Agreement (together with the exhibits and schedules attached hereto, which include, without limitation, the Term Sheet (as defined below), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of December 14, 2016, is entered into by and among: (i) Stone Energy Corporation (“Stone”), Stone Energy Holding, L.L.C. (“Stone Holdings”) and Stone Energy Offshore, L.L.C. (“Stone Offshore” and, together with Stone and Stone Holdings, each a “Stone Party” and collectively, the “Stone Parties”); (ii) the holders of notes (the “Noteholders”) issued pursuant to: (a) the Indenture dated as of March 6, 2012 (as amended, restated, modified, supplemented or replaced from time to time, the “Convertible Indenture”) among Stone, as issuer, Stone Offshore, as subsidiary guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee and (b) the Second Supplemental Indenture dated as of November 8, 2012 to Senior Indenture dated as of January 26, 2010 (as amended, restated, modified, supplemented or replaced from time to time, the “Senior Indenture” and, together with the Convertible Indenture, the “Indentures”) among Stone, as issuer, Stone Offshore, as subsidiary guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, under each of the Indentures, together with any successor thereto under either or both Indentures, the “Indenture Trustee”), that hold claims against the Stone Parties arising on account of the Indentures and the notes issued thereunder, the “Notes Claims”), in each case, and that are signatories hereto (collectively, with any Noteholder that may become a party hereto in accordance with Sections 13 and 34 of this Agreement, the “Consenting Noteholders”) and (iii) the financial institutions party to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as amended, restated, modified, supplemented or replaced from time to time, the “Credit Agreement”) among Stone, as borrower, such financial institutions, as lenders (the “Banks”), Bank of America, N.A., as administrative agent (in such capacity, the “Bank Agent”) and issuing bank, Wells Fargo Bank, National Association, Natixis, The Bank of Nova Scotia, Capital One, N.A., and Toronto Dominion (New York) LLC, as co-syndication agents, Regions Bank and U.S. Bank, National Association, as co-documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole Lead Arranger and Bookrunner, that hold claims against the Stone Parties arising on account of the Credit Agreement (the “Banks Claims”), in each case, that are signatories hereto (collectively, with any Bank that may become a party hereto in accordance with Section 13 and 34 of this Agreement, the “Consenting Banks”).1 This Agreement collectively refers to the Stone Parties, the Consenting Noteholders and the Consenting Banks as the “Parties” and each individually as a “Party.” Unless otherwise noted, capitalized terms used but not defined herein have the meanings ascribed to them at a later point in this Agreement or in the Term Sheet (as defined herein).

RECITALS

WHEREAS, as of the date of this Agreement, the Banks hold Banks Claims against the Stone Parties in an aggregate principal amount of approximately $341,500,000;

WHEREAS, as of the date of this Agreement, the Noteholders hold Notes Claims against the Stone Parties in aggregate principal amount of approximately $1,075,000,000;

[1]	As used in this Agreement, “Consenting Bank” shall only refer to the unit or division of such Consenting Bank identified on the signature page to this Agreement. Each Consenting Bank shall only be bound to this Agreement to the extent of such Consenting Bank’s holdings identified on Annex B.

WHEREAS, on October 20, 2016, the Stone Parties and the Consenting Noteholders entered into that certain Restructuring Support Agreement (together with all exhibits and attachments thereto), as amended by the First Amendment to the Restructuring Support Agreement, dated as of November 4, 2016, the Second Amendment to the Restructuring Support Agreement, dated as of November 9, 2016 and the Third Amendment to the Restructuring Support Agreement, dated as of November 15, 2016 (as amended by such amendments, the “Existing Restructuring Support Agreement”);

WHEREAS, on October 20, 2016, Stone entered into a purchase and sale agreement for the sale of the Appalachian Assets (as defined in the Term Sheet) with TH Exploration III, LLC (“Buyer”) for a cash purchase price of $360 million (the “Appalachia PSA”) subject to adjustment in accordance with the Appalachia PSA;

WHEREAS, (i) in accordance with the terms of the Existing Restructuring Support Agreement, on November 17, 2016, the Debtors commenced solicitation of the Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (the “Original Plan”), reflecting the terms of the Existing Restructuring Support Agreement (including the Term Sheet (as defined therein)) and (ii) the deadline for submitting a ballot containing a vote to accept or reject the Original Plan is December 16, 2016 at 5:00 p.m. (Prevailing Central Time) (the “Voting Deadline”)(which Voting Deadline shall also apply to the Plan, as defined below);

WHEREAS, the Stone Parties, the Consenting Noteholders and the Consenting Banks have agreed to enter into this Agreement to amend and restate the Existing Restructuring Support Agreement in its entirety and, among other things, amend the Original Plan pursuant to the First Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, a copy of which is attached hereto as Exhibit B, the “Plan”);

WHEREAS, the Stone Parties will seek to restructure the Banks Claims, the Notes Claims and certain of their other obligations, to cancel the existing equity interests of Stone and to consummate the transactions in accordance with, and subject to the terms and conditions of, the Appalachia PSA (as defined below) and to recapitalize in accordance with the terms provided in the restructuring term sheet attached hereto as Exhibit A (the “Term Sheet”) and incorporated herein pursuant to Section 3 of this Agreement through jointly-administered voluntary cases commenced by the Stone Parties (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) pursuant to the Plan (the “Restructuring Transactions”);

WHEREAS, each of the Parties has reviewed, or has had the opportunity to review, the Term Sheet and this Agreement with the assistance of legal and financial advisors of its own choosing; and

WHEREAS, subject to the commitments of the Stone Parties set forth in this Agreement regarding the Restructuring Transactions, each Consenting Noteholder and each Consenting Bank desires to support and vote to accept the Restructuring Transactions, and the Stone Parties desire to obtain the commitment of the Consenting Noteholders and the Consenting Banks to support and vote to accept the Restructuring Transactions, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1.    RSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “RSA Effective Date”) that each of the following conditions shall have been satisfied:

(a)	Each Stone Party has duly executed and delivered signatures pages to this Agreement;

(b)	Consenting Noteholders holding, in the aggregate, at least 66-2/3% of the outstanding aggregate principal amount of all Notes Claims have duly executed and delivered signatures pages to this Agreement, and

(c)	Consenting Banks holding, in the aggregate, at least 66-2/3% of the outstanding aggregate principal amount of all Banks Claims have duly executed and delivered signatures pages to this Agreement.

2.    Form of Restructuring Transactions. The Stone Parties shall, as soon as practicable but subject to the satisfaction or waiver of the conditions precedent contained in the Definitive Documentation, effectuate the Restructuring Transactions through confirmation and consummation of the Plan and the execution and delivery of the Definitive Documentation, in each case on terms and conditions consistent with the Term Sheet, in the Chapter 11 Cases.

3.    Exhibits and Schedules Incorporated by Reference. Each of the exhibits and schedules attached hereto (including, without limitation, the Term Sheet) and each of the schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern and control to the extent of such inconsistency except that, in the event of any inconsistency between this Agreement and the Term Sheet, the Term Sheet shall govern and control.

4.    Definitive Documentation.

(a)	The definitive documents and agreements governing the Restructuring Transactions (collectively, the “Definitive Documentation”) shall include:

(i)

the Stone Parties’ Disclosure Statement with respect to the Plan setting forth the terms and conditions of the Restructuring Transactions (together with all exhibits thereto, the “Disclosure Statement”) and any Credit Agreement amendment, intercreditor agreement, indenture, notes, equityholder agreements or other agreements required to memorialize the Restructuring Transactions (the Disclosure Statement together with any other solicitation materials with respect to the Plan, collectively, the “Solicitation Materials”);

(ii)	the Plan, including any plan supplement documents (including, without limitation, the identity of the officers and directors of the reorganized Stone Parties, any Credit Agreement amendment, intercreditor agreement, indenture, notes, the governance documents for the reorganized Stone Parties, and any equityholders’ agreements with respect to the reorganized Stone Parties), the order of the Bankruptcy Court approving the Disclosure Statement (the “Disclosure Statement Order”), the order of the Bankruptcy Court confirming the Plan (the “Confirmation Order”), an order of the Bankruptcy Court authorizing the assumption of this Agreement (the “RSA Assumption Order”), the Assumption and Procedures Order (as defined in the Appalachia PSA) in regard to the transactions contemplated in the Appalachia PSA (the “Assumption and Procedures Order”), the bidding procedures (if any) approved by the Bankruptcy Court in respect of the Appalachian Assets (whether pursuant to the Assumption and Procedures Order or other order of the Bankruptcy Court) (the “Bidding Procedures”), the order of the Bankruptcy Court approving the Appalachia PSA and the transactions contemplated thereby (the “Appalachia Sale Order”), the motions seeking approval of each of the foregoing, the All Trade Motion, the Cash Collateral Motion and the Royalty Motion; and

(iii)	any document or filing identified in the Term Sheet as being subject to approval or consent rights under Section 4(b) of this Agreement.

(b)	The Definitive Documentation identified in Section 4.(a) of this Agreement will, after the RSA Effective Date, remain subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the Term Sheet) in all respects, and shall otherwise be in form and substance reasonably satisfactory to the Stone Parties, on the one hand, and the Required Consenting Noteholders[2], on the other hand; provided, however, that—

(i)	the form, terms and provisions of the constitutional, organizational and other documents of the Stone Parties setting forth the rights of stockholders or noteholders after the Consummation Date, including, but not limited to, any charters, bylaws, operating agreements,

[2]

“Required Consenting Noteholders” shall mean, subject to Section 28, the Consenting Noteholders, holding at least a majority of the principal amount outstanding of all Notes Claims held by the Consenting Noteholders, provided that, such Consenting Noteholders holding the majority in principal amount shall include at least three (3) separate Consenting Noteholders (for purposes of this definition, each institution holding Notes Claims shall be taken together with each of its controlled affiliate’s and subsidiary’s Notes Claims holdings and they shall together in the aggregate constitute a single Consenting Noteholder).

indentures, warrants, stockholders’ or unitholders’ agreements, registration rights agreements, management incentive plan, or other similar agreements shall, in each case, be consistent with the Term Sheet and otherwise satisfactory to the Required Consenting Noteholders in their sole discretion;

(ii)	the form, terms and provisions of the amended Credit Agreement shall be consistent with the Term Sheet and otherwise satisfactory to the Consenting Banks in their sole discretion and to the Required Consenting Noteholders in their reasonable discretion;

(iii)	and the form, terms and provisions of any indenture and notes issued in connection therewith shall in each case be satisfactory to the Required Consenting Noteholders in their sole discretion and to the Required Consenting Banks in their reasonable discretion;[3] and

(iv)	the form, terms and provisions of the intercreditor agreement shall be consistent with the Term Sheet and otherwise satisfactory to the Required Consenting Noteholders and the Consenting Banks in their respective sole discretion;

(v)	the Disclosure Statement, the Disclosure Statement Order, the Assumption and Procedures Order, the Bidding Procedures (if any), the Cash Management Order, the Motion for Approval of the Assumption and Procedures Order, the Appalachia Sale Order; the Motion for Approval of the Appalachia Sale Order, the Motion for Approval of the Disclosure Statement and Solicitation Procedures, the Plan, the Confirmation Order, Motion to Approve RSA, RSA Assumption Order, All Trade Motion, Cash Collateral Motion, any interim or final orders approving the use of cash collateral, and Royalty Motion shall, in each case, be satisfactory to the Required Consenting Noteholders, the Required Consenting Banks and the Stone Parties.

(c)	The Stone Parties shall provide to the Noteholder Committee’s legal counsel and the Consenting Banks’ legal counsel drafts of all motions or applications, including proposed orders, and other documents that the Stone Parties intend to file with the Bankruptcy Court not less than three (3) Business Days before the date when the Stone Parties intend to file any such motion, application or document, including for the avoidance of doubt, all first day motions and orders; provided, however, that in the event that three (3) Business Days’ notice is impossible or impracticable under the circumstances, the Stone Parties shall provide draft copies of any motions, applications, including proposed orders and any other documents the Stone Parties intend to file with the Bankruptcy Court to the Noteholder Committee’s legal counsel and the

[3]	“Required Consenting Banks” shall mean the Consenting Banks holding at least a majority of the principal amount outstanding of all Banks Claims held by the Consenting Banks.

Consenting Banks’ legal counsel within one (1) Business Day, or as soon as otherwise practicable, before the date when the Stone Parties intend to file any such motion, application or document. The Stone Parties shall notify the Noteholder Committee’s legal counsel and the Consenting Banks’ legal counsel telephonically or by electronic mail to advise them of the documents to be filed and the facts that make the provision of advance copies not less than three (3) Business Days before submission impossible or impracticable.

5.    Mutual Agreement of the Parties to Support the Restructuring Transactions. Each of the Parties to this Agreement agrees, severally and not jointly, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 12 of this Agreement) applicable to such Party, to:

(a)	use commercially reasonable best efforts to support and cooperate with the other Parties to this Agreement and use reasonable best efforts to take or cause to be taken all actions reasonably necessary to consummate the Restructuring Transactions on the terms and subject to the conditions set forth in the Term Sheet and this Agreement; and

(b)	negotiate in good faith any terms of the Definitive Documentation that are subject to negotiation as of the RSA Effective Date.

6.    Commitments of Consenting Noteholders and Consenting Banks. Subject to Section 12(b), each Consenting Noteholder agrees, severally and not jointly, as applicable, and each Consenting Bank agrees, severally and not jointly, as applicable, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 12(a) of this Agreement), with respect to the Consenting Noteholders, and until the occurrence of a Consenting Bank Termination Event (as defined in Section 12(b) of this Agreement) with respect to the Consenting Banks, so long as it remains the legal owner, beneficial owner and/or investment advisor or manager of or with power and/or authority to bind any Notes or Banks Claims (provided that, any transfer of Notes or Banks Claims is made in accordance with Section 13 herein), to:

(a)	in the case of each Consenting Noteholder, tender for exchange all Notes beneficially owned by such Consenting Noteholder or for which it is the nominee, investment manager, or advisor for beneficial holders thereof pursuant to the Disclosure Statement and in accordance with the applicable procedures set forth therein, in each case as specified by such Consenting Noteholder next to its name on Annex A;

(b)	(i) subject to receipt of the Disclosure Statement, vote all of its Notes Claims and/or Banks Claims against, or interests in, as applicable, the Stone Parties now or hereafter owned by such Consenting Noteholder or Consenting Bank (or which such Consenting Noteholder or Consenting Bank now or hereafter has voting control over) to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials that meet the requirements of applicable law, including sections 1125 and 1126 of the Bankruptcy Code; (ii) timely return a duly-executed ballot in connection therewith; and (iii) not “opt out” of or object to any releases or exculpation provided under the Plan (and, to the extent required by such ballot, affirmatively “opt in” to such releases and exculpation);

(c)	not withdraw, amend, change, or revoke (or seek to withdraw, amend, change, or revoke) its tender, consent, or vote with respect to the Plan; provided, however, that the tender, consent, or votes of the Consenting Noteholders and the Consenting Banks shall be immediately revoked and deemed void ab initio upon the occurrence of the Termination Date;

(d)	not (i) object to, delay, impede, or take any other action (including to instruct or direct the Indenture Trustee or the Bank Agent) to interfere with the prompt consummation of the Restructuring Transactions or the Definitive Documentation (including the entry by the Bankruptcy Court of an order approving the Disclosure Statement and the Confirmation Order, if applicable); (ii) propose, file, support, or vote for any restructuring, workout, reorganization, liquidation, or chapter 11 plan or other Alternative Transaction (as defined below) for any of the Stone Parties, other than the Restructuring Transactions and the Plan; or (iii) encourage or support any other person or entity to do any of the foregoing;

(e)	support and not object to or take any other action (including to instruct or direct the Indenture Trustee or the Bank Agent) that would, or would be reasonably expected to, interfere with the prompt consummation of the transactions contemplated in the Appalachia PSA (including the entry by the Bankruptcy Court of the Assumption and Procedures Order and the Appalachia Sale Order);

(f)	not take any other action, including, without limitation, initiating or joining in any legal proceeding, that is materially inconsistent with its obligations under this Agreement, that could unreasonably hinder, delay, or prevent the timely consummation of the Restructuring Transactions and the confirmation and consummation of the Plan and entry of the Confirmation Order;

(g)	not file with the Bankruptcy Court a motion, application, or adversary proceeding, or support any motion, application, or adversary proceeding filed or commenced by any party in interest, (i) challenging the validity, enforceability, scope, perfection or priority of, or seeking avoidance or subordination of, the Notes Claims or the Banks Claims, or any liens, mortgages, deeds of trust or security interests securing or intended to secure the Banks Claims or (ii) asserting any other cause of action against the Consenting Noteholders or the Consenting Banks; and

(h)	during the Interim Period (as defined in the Appalachia PSA) no Consenting Noteholder shall, directly or indirectly (including through the financial advisor or legal counsel thereto), solicit any offer or inquiry from any Person concerning such Person’s direct or indirect acquisition of the assets subject to the Appalachia PSA.

Notwithstanding the foregoing, nothing in this Agreement, and neither a vote to accept the Plan by any Consenting Noteholder or Consenting Bank, nor the acceptance of the Plan by any Consenting Noteholder or Consenting Bank shall: (w) be construed to limit consent and approval rights provided in this Agreement and the Definitive Documentation; (x) be construed to prohibit any Consenting Noteholder or Consenting Bank from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein; (y) be construed to prohibit any Consenting Noteholder or Consenting Bank from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the transactions contemplated in, subject to the terms and conditions of, the Appalachia PSA and consummation of the Restructuring Transactions; or (z) impair or waive the rights of any Consenting Noteholder or Consenting Bank to assert or raise any objection expressly permitted under this Agreement in connection with any hearing in the Bankruptcy Court, including, without limitation, any hearing on confirmation of the Plan. For the avoidance of doubt and notwithstanding the foregoing, nothing in this Agreement shall or shall be deemed to limit the rights of the Stone Parties set forth in the Appalachia PSA (including sections 7.04(b), 7.16(b) and 11.01(h), but subject to section 3.02(e), thereof) to conduct a marketing and auction process for the assets subject to the Appalachia PSA if required by the Bankruptcy Court, terminate the Appalachia PSA and select an Alternative Bid (as defined in the Appalachia PSA, an “Alternative Bid”), and the obligations of the Consenting Noteholders pursuant to this Agreement in respect of the Appalachia PSA and the transactions contemplated therein are expressly subject to the right of the Consenting Noteholders to consider any unsolicited offer or inquiry presented to a Consenting Noteholder or the Stone Parties, engage in discussions with the party submitting such unsolicited offer or inquiry and the Stone Parties in respect thereof (including by furnishing confidential information with respect to the assets subject to the Appalachia PSA or permitting access to such assets or the books and records of the Stone Parties) and, if such unsolicited offer or inquiry is determined in good faith by the Required Consenting Noteholders, after seeking the advice of outside legal counsel, to be superior to the transactions contemplated in the Appalachia PSA for the purpose of maximizing the value of the assets of the Stone Parties, seek an order or directive from the Bankruptcy Court requiring the Stone Parties to conduct a further marketing process and/or a competitive auction for the assets subject to the Appalachia PSA, and, if the result of such marketing and/or auction process is a higher or otherwise better offer as compared to the Appalachia PSA (including as the same may have been proposed to be modified by the Buyer with respect thereto) in the determination of the Required Consenting Noteholders, to support approval of such higher or otherwise better offer by the Bankruptcy Court and termination of the Appalachia PSA by the Stone Parties pursuant to section 11.01(h) thereof. The Consenting Noteholders, on the one hand, and the Stone Parties, on the other hand, as the case may be, shall promptly, and no later than three (3) Business Days following receipt of an unsolicited offer or inquiry with respect to the assets subject to the Appalachia PSA, notify legal counsel to the other and, in the case of the Consenting Noteholders, Buyer (as defined in the Appalachia PSA) of the receipt and material terms of such offer or inquiry.

7.    Commitment of the Stone Parties. Each of the Stone Parties agrees, from the RSA Effective Date until the occurrence of a Termination Date, to:

(a)	use reasonable best efforts to implement the Restructuring Transactions in accordance with the applicable milestones set forth in Schedule 1 hereto (collectively, the “Milestones”), which Milestones may only be extended in accordance with Section 28 of this Agreement;

(b)	not undertake any action that is inconsistent with this Agreement, or which could unreasonably hinder, delay or prevent the timely consummation of the Restructuring Transactions and the Definitive Documentation, including, without limitation, filing any motion to reject this Agreement in the Bankruptcy Court;

(c)	support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring Transactions;

(d)	file, within two (2) calendar days after the date the Chapter 11 Cases are commenced by filing bankruptcy petitions with the Bankruptcy Court (such date, the “Petition Date”), a motion seeking to assume this Agreement;

(e)	timely pay all fees and expenses as set forth in Section 15 of this Agreement;

(f)	timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(g)	timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Stone Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(h)	subject to the next paragraph, not seek, solicit, or support any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets (other than the sale of the Appalachian Assets), any debt or equity financing or re-financing, or restructuring of the Stone Parties (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code other than the sale of the Appalachian Assets), other than the Plan and Restructuring Transactions, and to not cause or allow any of their agents or representatives to solicit any agreements relating to an Alternative Transaction (as defined below);

(i)	notwithstanding anything to the contrary herein, use reasonable best efforts to exercise their rights under Section 2.17(b) of the Credit Agreement to the extent necessary to implement the modifications to the Credit Agreement referenced in Section 4(b)(ii) and as set forth in the Term Sheet;

(j)

(i) not take an action or fail to act in such a manner as would be reasonably likely to result in a breach or failure of any of the conditions to closing set forth in the Appalachia PSA; (ii) use reasonable best efforts to cure any breach of the terms and conditions of the Appalachia PSA by any of the Stone

Parties signatory thereto that would be reasonably likely to result in a breach or failure of the conditions to closing set forth therein; (iii) not terminate the Appalachia PSA or reduce, amend or modify the purchase price set forth therein to an amount in cash less than $350 million (other than as a result of adjustments provided for therein); and (iv) otherwise use reasonable best efforts to satisfy its obligations under the Appalachia PSA and consummate the transactions with Buyer contemplated thereby, subject to the last sentence of Section 6 of this Agreement;

(k)	through the Closing Date (as defined in the Appalachia PSA) (i) upon the written request of the Consenting Noteholders or Consenting Banks, provide in writing to the Consenting Noteholders or Consenting Banks, as applicable, a then current good faith estimate of the Stone Parties, together with such documentation as reasonably requested by the Consenting Noteholders or Consenting Banks in support of such estimate, of the purchase price under the Appalachia PSA after giving effect to any reductions that would be taken into account by the Consenting Noteholders or Consenting Banks in determining the “net purchase price” as determined in accordance with Section 8(v) and (ii) promptly notify the Consenting Noteholders and Consenting Banks in writing of any change, event, circumstance, development, condition, occurrence or effect which the Stone Parties become aware of that would reasonably be expected to result in a failure of any of the conditions to closing set forth in the Appalachia PSA or in any reduction in the “net purchase price,” as determined in accordance with Section 8(v). To the extent the notice is in respect of a potential adjustment to “net purchase price,” such notice shall include the amount of the resulting reduction along with such documentation as reasonably requested by the Consenting Noteholders or Consenting Banks in support of such amount; and

(l)	through the effective date of the Plan, (i) upon the written request of the Consenting Noteholders or the Consenting Banks, or their respective counsel, provide in writing to counsel to the Consenting Noteholders and counsel to the Consenting Banks a then current good faith estimate of the Stone Parties, together with such documentation as reasonably requested by the Consenting Noteholders or Consenting Banks, or their respective counsel, in support of such estimate, of any cure amounts or other payment obligations of any of the Stone Parties (including as reorganized under and pursuant to the Plan) arising or otherwise resulting from the assumption of executory contracts or unexpired leases, on a per contract basis and on an aggregate basis (each such amount, an “Estimated Payment Obligation” and collectively, the “Estimated Payment Obligations”), and (ii) promptly notify counsel to the Consenting Noteholders and counsel to the Consenting Banks in writing of any change, event, circumstance, development, condition, occurrence or effect which the Stone Parties become aware of that would reasonably be expected to materially increase the Estimated Payment Obligations, individually or taken together as a whole.

Notwithstanding anything to the contrary herein, the Stone Parties shall be entitled, at any time prior to the entry by the Bankruptcy Court of the Confirmation Order, to accept or pursue (but not to solicit or initiate of its own accord): (i) a competing plan of reorganization or other financial and/or corporate restructuring of the Stone Parties; (ii) the issuance, sale or other disposition of any equity or debt interests, or any material assets, of the Stone Parties; or (iii) a merger, consolidation, business combination, liquidation, recapitalization, any debt or equity financing or refinancing, or similar transaction involving the Stone Parties (each, an “Alternative Transaction”), in each case to the extent the Board of Directors of Stone determines, after seeking the advice of outside legal counsel and outside financial advisors, in good faith, and consistent with their fiduciary duties, that (i) such Alternative Transaction best maximizes value for the Stone Parties and their stakeholders, and (ii) proceeding with the Plan and Restructuring Transactions would be inconsistent with the Board of Directors of Stone’s applicable fiduciary duties, and provided that the Stone Parties shall have first exercised their right in accordance with Section 9.(c) of this Agreement to declare a Company Termination Event prior to the date on which the Stone Parties enter into a definitive agreement in respect of such an Alternative Transaction or make a public announcement regarding their intention to do so. The Stone Parties shall give the legal counsel to the Consenting Noteholders and legal counsel to the Consenting Banks not less than three (3) Business Days’ prior written notice before the termination of this Agreement in accordance with Section 9.(c) of this Agreement. At all times prior to the date on which the Stone Parties enter into a definitive agreement in respect of such an Alternative Transaction or make a public announcement regarding their intention to do so, the Stone Parties shall (x) provide a copy of any written offer or proposal (and notice of any oral offer or proposal) for such Alternative Transaction within three (3) Business Days4 of the Stone Parties’ or their advisors’ receipt of such offer or proposal received to the legal counsel to and the financial advisors to the Consenting Noteholders and the Consenting Banks and (y) provide such information to the advisors to the Consenting Noteholders and the Consenting Banks regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep the Consenting Noteholders and Consenting Banks contemporaneously informed as to the status and substance of such discussions.

8.    Consenting Noteholder and Consenting Bank Termination Events. The Required Consenting Noteholders shall have the right, but not the obligation, upon written notice to the other Parties, to terminate the obligations of the Consenting Noteholders under this Agreement upon the occurrence of any of the following events (a “Consenting Noteholder Termination Event”), and the Required Consenting Banks shall have the right, but not the obligation, upon written notice to the other Parties, to terminate the obligations of the Consenting Banks under this Agreement upon the occurrence of any of the following events (a “Consenting Bank Termination Event”), unless waived, in writing, separately by each of the Required Consenting Noteholders and Required Consenting Banks, as applicable, on a prospective or retroactive basis:

(a)	the failure of the Stone Parties to meet any Milestone;

(b)	the termination of the Appalachia PSA or any reduction, amendment or modification of the purchase price set forth therein to an amount in cash less than $350 million (other than as a result of adjustments in the purchase price as provided for in the Appalachia PSA), other than termination of the Appalachia PSA by the Stone Parties signatory thereto pursuant to section 11.01(h) thereof for the purpose of selecting an Alternative Bid acceptable to the Required Consenting Noteholders and the Required Consenting Banks;

[4]	“Business Day” means any day, other than a Saturday, Sunday, or legal holiday, in each case, in New York, New York.

(c)	the Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases;

(d)	the Bankruptcy Court enters an order appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(e)	the Definitive Documentation identified in Section 4(b)(i) does not conform to the Term Sheet without the prior written consent of the Required Consenting Noteholders or otherwise is not acceptable to the Required Consenting Noteholders; provided that the occurrence of the events described in this Clause (e) shall not constitute a Consenting Bank Termination Event;

(f)	the Definitive Documentation identified in Section 4(b)(ii) does not conform to the Term Sheet without the prior written consent of the Consenting Banks or otherwise is not acceptable to the Consenting Banks in their sole discretion; provided that the occurrence of the events described in this Clause (f) shall not constitute a Consenting Noteholder Termination Event;

(g)	the Definitive Documentation identified in Section 4(b)(ii) is not acceptable to the Required Consenting Noteholders in their reasonable discretion; provided that the occurrence of the events described in this Clause (g) shall not constitute a Consenting Bank Termination Event;

(h)	the Definitive Documentation identified in Section 4(b)(iii) is not acceptable to the Required Consenting Noteholders in their sole discretion; provided that the occurrence of the events described in this Clause (h) shall not constitute a Consenting Bank Termination Event;

(i)	the Definitive Documentation identified in Section 4(b)(iii) is not acceptable to the Required Consenting Banks in their reasonable discretion; provided that the occurrence of the events described in this Clause (i) shall not constitute a Consenting Noteholder Termination Event;

(j)	the Definitive Documentation identified in Section 4(b)(iv) does not conform to the Term Sheet without the prior written consent of the Consenting Banks or otherwise is not acceptable to the Consenting Banks in their sole discretion; provided that the occurrence of the events described in this Clause (j) shall not constitute a Consenting Noteholder Termination Event;

(k)	the Definitive Documentation identified in Section 4(b)(iv) does not conform to the Term Sheet without the prior written consent of the Required Consenting Noteholders or otherwise is not acceptable to the Required Consenting Noteholders in their sole discretion; provided that the occurrence of the events described in this Clause (k) shall not constitute a Consenting Bank Termination Event;

(l)	the Definitive Documentation identified in Section 4(b)(v) is not acceptable to the Required Consenting Banks; provided that the occurrence of the events described in this Clause (l) shall not constitute a Consenting Noteholder Termination Event;

(m)	the Definitive Documentation identified in Section 4(b)(v) is not acceptable to the Required Consenting Noteholders; provided that the occurrence of the events described in this Clause (m) shall not constitute a Consenting Bank Termination Event;

(n)	any Stone Party files with the Bankruptcy Court any motion or application seeking authority to sell any material assets that is not contemplated in the Term Sheet without the prior written consent of the Required Consenting Noteholders and the Required Consenting Banks;

(o)	any Stone Party materially breaches its obligations under this Agreement, which breach is not cured within five (5) Business Days after the giving of written notice of such breach, or files, publicly announces, or informs the Consenting Noteholders and the Consenting Banks of its intention to file a chapter 11 plan that contains terms and conditions that: (i) do not provide the Consenting Noteholders and Consenting Banks with the economic recovery set forth on the Term Sheet or (ii) are not otherwise consistent with this Agreement and the Term Sheet; provided, however, that no Consenting Noteholder or Consenting Bank may seek to terminate this Agreement based upon a material breach or any failure of any material condition in this Agreement primarily caused by such Consenting Noteholder or Consenting Bank, as applicable, in breach of this Agreement;

(p)	a material breach by any Stone Party of any representation, warranty, or covenant of such Stone Party set forth in this Agreement that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Stone Parties; provided, however, that the Required Consenting Noteholders or Required Consenting Banks may not seek to terminate this Agreement based upon a breach of this Agreement by a Stone Party primarily caused by the Required Consenting Noteholders or the Required Consenting Banks, as applicable, in breach of this Agreement;

(q)	either (i) any Stone Party files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Stone Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, scope, perfection or priority of, or seeking avoidance or subordination of, the Notes Claims or the Banks Claims, or any liens, mortgages, deeds of trust or security interests securing the Bank Claims (B) asserting any other cause of action against the Consenting Noteholders or the Consenting Banks or (ii) the Bankruptcy Court enters an order providing relief against any Consenting Noteholder or any Consenting Bank with respect to any of the foregoing causes of action or proceedings filed by any Stone Party;

(r)	if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins, or otherwise prohibits the implementation of the Restructuring Transactions or the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Term Sheet;

(s)	any Stone Party terminates its obligations under and in accordance with this Agreement;

(t)	if the Stone Parties execute or file with the Bankruptcy Court any Definitive Documentation that is inconsistent with the requirements set forth in Section 4(b) of this Agreement;

(u)	if the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Stone Parties’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code;

(v)	if the net purchase price, calculated by the Required Consenting Noteholders or the Required Consenting Banks, in their respective sole discretion, in accordance with this Section 8(v) is less than $335.0 million. The net purchase price as used in this Section 8(v) shall be calculated by reducing the purchase price by (i) any purchase price adjustments (excluding adjustments related to interim operations between the Effective Time of the Appalachia PSA and the Closing Date (each as defined in the Appalachia PSA)) and (ii) any escrowed amounts, holdbacks or other similar deferred payments under the Appalachia PSA. Absent a finding of manifest error, the calculation of net purchase price by the Required Consenting Noteholders or Required Consenting Banks, as applicable, shall be final and binding on the parties with respect to this Section 8(v). The Stone Parties shall provide such assistance in good faith as reasonably requested by the Consenting Noteholders or the Required Consenting Banks in the calculation of the net purchase price used in this Section 8(v);

(w)

(i)solely with respect to the Required Consenting Noteholders, if the Estimated Payment Obligations, calculated by the Required Consenting Noteholders, in their reasonable discretion, exceed or would be reasonably expected to exceed an amount acceptable to the Required Consenting Noteholders, in their sole discretion; and

(ii) solely with respect to the Required Consenting Banks, if the Estimated Payment Obligations, calculated by the Required Consenting Banks, in their reasonable discretion, exceed or would be reasonably expected to exceed an amount acceptable to the Required Consenting Banks, in their sole discretion, provided, however, that the right of the Required Consenting Banks to exercise the termination rights described in this Section 8(w)(ii) are exercisable only if the Estimated Payment Obligations, calculated by the Required Consenting Banks, in their reasonable discretion, exceed or are reasonably expected to exceed $15 million.

Absent a finding of manifest error, the calculation of the Estimated Payment Obligations by the Required Consenting Noteholders or the Required Consenting Banks, as applicable, shall be final and binding on the Parties with respect to this Section8(w). The Stone Parties shall provide such assistance in good faith as reasonably requested by the Consenting Noteholders and the Consenting Banks in the calculation of the Estimated Payment Obligations;

(x)	if (i) the additions, deletions and modifications to the Specified Employee Plans are not acceptable to the Required Consenting Noteholders in their sole discretion, and (ii) the additions, deletions and modifications to the Indemnification Provisions for the purpose of making such Indemnification Provisions consistent with current market practice are not reasonably satisfactory to the Required Consenting Noteholders; or

(y)	if, as the result of an event or occurrence following the RSA Effective Date, the Stone Parties cannot, or are reasonably expected by the Required Consenting Noteholders or the Required Consenting Banks unable to meet the projections contained in their 12/2 “Modified Case” business plan such that the effect is reasonably expected to result in materially lower EBITDA, Free Cash Flow, or liquidity.

9.    The Stone Parties’ Termination Events. The Stone Parties shall have the right, but not the obligation, upon written notice to the Consenting Noteholders and the Consenting Banks, to terminate their obligations (jointly) under this Agreement upon the occurrence of any of the following events (each a “Company Termination Event,” and together with the Consenting Noteholder Termination Events and the Consenting Bank Termination Events, the “Termination Events”), unless waived, in writing, by the Stone Parties on a prospective or retroactive basis:

(a)	solely with respect to the Consenting Noteholders, a breach by a Consenting Noteholder of any representation, warranty, or covenant of such Consenting Noteholder set forth in this Agreement that would reasonably be expected to have a material adverse impact on the timely consummation of the Restructuring Transactions that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Consenting Noteholders; provided, however, that the Stone Parties may not seek to terminate this Agreement based upon a breach of this Agreement by a Consenting Noteholder arising primarily out of the Stone Parties’ own actions in breach of this Agreement; and provided, further, that so long as non-breaching Consenting Noteholders party hereto continue to hold at least 66-2/3% of the outstanding Notes Claims, such termination shall be effective only with respect to such breaching Consenting Noteholders;

(b)	solely with respect to the Consenting Banks, a breach by Consenting Banks that hold at least 33-1/3% of the outstanding Banks Claims of any representation, warranty, or covenant of such Consenting Banks set forth in this Agreement that would reasonably be expected to have a material adverse impact on the timely consummation of the Restructuring Transactions that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Consenting Banks; provided, however, that, notwithstanding the introductory provision of this Section 9, upon the occurrence of such a breach that remains uncured (to the extent curable), the Stone Parties’ right to terminate their obligations under this Agreement shall be limited solely to those provisions relating to the Consenting Banks but not to the Agreement as a whole; and, provided, further, that the Stone Parties may not seek such a termination based upon a breach of this Agreement by Consenting Banks arising primarily out of the Stone Parties’ own actions in breach of this Agreement; and provided, further, that so long as non-breaching Consenting Banks party hereto continue to hold at least 66-2/3% of the outstanding Banks Claims, such termination shall be effective only with respect to such breaching Consenting Banks;

(c)	subject to the prior notice required in the last paragraph of Section 7, if the Board of Directors of Stone desires to terminate this Agreement pursuant to the exercise of its fiduciary duties, after seeking the advice of outside legal counsel and financial advisor, to accept an Alternative Transaction, or make a public announcement regarding their intention to do so, as contemplated in the last paragraph of Section 7 of this Agreement; or

(d)	if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins, or otherwise prohibits the implementation of the Restructuring Transactions.

10.    Individual Termination. Any Consenting Noteholder or any Consenting Bank may terminate this Agreement as to itself only, upon written notice to the other Parties, in the event that: (a) such Consenting Noteholder or such Consenting Bank has transferred all (but not less than all) of its Notes Claims or Banks Claims, as applicable, in accordance with Section 13 of this Agreement (such termination shall be effective on the date on which such Consenting Noteholder or Consenting Bank has effected such transfer, satisfied the requirements of Section 13 and provided the written notice required above in this Section 10); or (b) this Agreement is amended without its consent in such a way as to alter any of the material terms hereof in a manner that is disproportionately adverse to such Consenting Noteholder or such Consenting Bank as compared to similarly situated Consenting Noteholders or Consenting Banks, by giving ten (10) Business Days’ written notice to the Stone Parties and the other Consenting Noteholders or other Consenting Banks; provided, that such written notice shall be given by the applicable Consenting Noteholder or applicable Consenting Bank within five (5) Business Days of such amendment, filing, or execution.

11.    Mutual Termination; Automatic Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically and all of the obligations of the Parties hereunder shall be of no further force or effect in the event that: (i) the Restructuring Transactions are consummated in accordance with this Agreement and the Term Sheet; (ii) the Restructuring Transactions are not consummated in accordance with this Agreement and the Term Sheet by the one-hundredth (100th) calendar day after the Petition Date, as such date may be extended upon joint written notice by the Required Consenting Noteholders and Required Consenting Banks to the Company to such later date as indicated thereby; or (iii) the Stone Parties, Required Consenting Banks and the Required Consenting Noteholders mutually agree to such termination in writing.

12.    Effect of Termination.

(a)	Subject to Section 12(b), the earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 8, 9, 10, or 11 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, all Parties’ obligations under this Agreement shall be terminated effective immediately, and all Parties hereto shall be released from all commitments, undertakings, agreements, and obligations; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Stone Parties’ obligations in Section 15 of this Agreement accrued up to and including such Termination Date; and (c) Sections 12, 15, 18, 19, 22, 23, 25, 27, 29, 31, and 37 of this Agreement. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

(b)

Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Consenting Bank Termination Event pursuant to Clauses (a), (f), (i), (j), (l), (n), (o), (p), (t), (u), (v) (except to the extent the net purchase price, calculated by the Required Consenting Banks in their sole discretion in accordance with Section 8(v), is less than $300 million) or (w)(ii) (except to the extent the Estimated Payment Obligations, calculated by the Required Consenting Banks in their reasonable discretion, exceed or would be reasonably expected to exceed $25 million) of Section 8 or a Company Termination Event pursuant to Section 9(b) (each, a “Specified Termination Event”), the termination of obligations under this Agreement shall apply solely to the rights and obligations of the Consenting Banks and no Specified Termination Event shall give rise to a Termination Event; provided, however, that if any Consenting Noteholder or Consenting Noteholders are in breach of this Agreement such that the Stone Parties are able to declare a Company Termination Event pursuant to Section 9(a) as of the occurrence of a Specified Termination Event, the terms of this Section 12(b) shall be of no force and effect. The date upon which this Agreement is terminated as to the Consenting Banks as a result of a Specified Termination Event shall be referred to as a “Consenting Bank Termination Date.” Upon the occurrence of a Consenting Bank Termination Date, this Agreement shall be treated by the Stone Parties and the Consenting Noteholders as a nullity and they shall proceed on the basis of the Existing Restructuring Support Agreement and seek to implement the Restructuring Transactions (as defined in the Existing Restructuring Support Agreement) pursuant to the Original Plan; provided, however, that the Stone Parties shall not be required to proceed on the basis of the Existing Restructuring Support Agreement or to seek to implement the Restructuring Transactions (as defined in the Existing Restructuring Support Agreement) pursuant to the Original Plan, if doing so would be inconsistent with the Stone Parties’ Board of Directors’ applicable fiduciary duties, as determined by the Board of Directors of the Stone Parties after consultation in good faith with outside legal counsel and outside financial advisors. The rights of the Consenting Banks in respect of the Original Plan following a Consenting Bank Termination Date (including, without limitation, the right to assert prepetition and postpetition interest accruing at the default rate) are reserved in all respects.

13.    Transfers of Claims and Interests.

(a)

No Consenting Noteholder and no Consenting Bank shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, any of its right, title, or interest in respect of any of such Consenting Noteholder’s or Consenting Bank’s claims against any Stone Party, as applicable, in whole or in part, or (ii) deposit any of such Consenting Noteholder’s or Consenting Bank’s claims against any Stone Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in Clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Consenting Noteholder or Consenting Bank making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Noteholder or Consenting Bank or any other entity (a “Transferee”) that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Stone Parties a Transferee Joinder substantially in the form attached hereto as Exhibit B (the “Transferee Joinder”). With respect to claims against or interests in a Stone Party held by the relevant Transferee upon consummation of a Transfer in accordance herewith, such Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Noteholder or Consenting Bank, as applicable, set forth in this Agreement as of the date of such Transfer. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer and any remedies with respect to such claim) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Section 13 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Stone Parties and/or any Consenting Noteholder and/or any Consenting Bank, and shall not create any obligation or liability of any Stone Party, any other Consenting Bank or any other Consenting Noteholder to the purported transferee.

(b)	Notwithstanding anything to the contrary herein, (i) the foregoing Clause (a) of this Section 13 shall not preclude any Consenting Noteholder from transferring Notes Claims to affiliates of such Consenting Noteholder (each, a “Consenting Noteholder Affiliate”), which Consenting Noteholder Affiliate shall be automatically bound by this Agreement upon the transfer of such Notes Claims; (ii) the foregoing Clause (a) of this Section 13 shall not preclude any Consenting Bank from transferring Banks Claims to affiliates of such Consenting Bank or to other units or divisions within the organization of such Consenting Bank (each, a “Consenting Bank Affiliate”), which Consenting Bank Affiliate shall be automatically bound by this Agreement upon the transfer of such Banks Claims; and (iii) a Qualified Marketmaker[5] that acquires any of the Notes Claims or Banks Claims with the purpose and intent of acting as a Qualified Marketmaker for such Notes Claims or Banks Claims shall not be required to execute and deliver to counsel a Transferee Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Notes Claims or Banks Claims (by purchase, sale, assignment, participation, or otherwise) to a Consenting Noteholder, Consenting Bank or a Transferee (including, for the avoidance of doubt, the requirement that such Transferee execute a Transferee Joinder).

14.    Further Acquisition of Claims or Interests. Except as expressly set forth in Section 13 of this Agreement, nothing in this Agreement shall be construed as precluding any Consenting Noteholder or Consenting Bank from acquiring additional claims against or interests in any Stone Parties; provided, however, that any such claims or interests shall automatically be subject to the terms and conditions of this Agreement. Upon any such further acquisition by a Consenting Noteholder or Consenting Bank, such Consenting Noteholder or such Consenting Bank shall promptly notify in writing the Stone Parties, legal counsel to the Consenting Banks and legal counsel to the Noteholder Committee (as defined below).

15.    Fees and Expenses. The Stone Parties shall pay or reimburse all fees, costs and expenses (regardless of whether such fees, costs and expenses were incurred before or after the Petition Date) of the Bank Agent and each of the Consenting Banks as provided for under the Credit Agreement; provided, however, that all outstanding invoices of the Bank Agent’s and each of the Consenting Bank’s professionals and advisors shall be paid in full immediately prior to the Petition Date. Subject to Section 12 of this Agreement, the Stone Parties shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date and in each case, in accordance with (and when due under) any applicable engagement letter or fee reimbursement letter with the Stone Parties)

[5]

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Stone Parties (or enter with customers into long and short positions in claims against the Stone Parties), in its capacity as a dealer or market maker in claims against the Stone Parties and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

of the following professionals and advisors to an ad hoc committee of Noteholders (the “Noteholder Committee”): (a) Akin Gump Strauss Hauer & Feld LLP and one local law firm, as legal counsel to the Noteholder Committee, and (b) Intrepid Financial Partners, L.L.C., as the financial advisor retained on behalf of the Noteholder Committee; provided, however, that all outstanding invoices of the Noteholder Committee’s professionals and advisors shall be paid in full immediately prior to the Petition Date.6

16.    Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Plan by each of the Consenting Noteholders and each Consenting Bank has been solicited pursuant to the Disclosure Statement and related ballots in accordance with applicable law, and subject to sections 1125, 1126, and 1127 of the Bankruptcy Code. This Agreement does not constitute, and shall not be deemed to constitute, an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal, state, or provincial law or regulation.

17.    Representations and Warranties.

(a)	Each Consenting Noteholder and each Consenting Bank hereby represents and warrants on a several and not joint basis, for itself and not for any other person or entity, that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the RSA Effective Date:

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it or any of its affiliates, or its certificate of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

[6]	Subject to (i) the receipt by O’Melveny & Myers LLP of a prepetition advance payment sufficient to bring the aggregate amount on account up to $500,000, (ii) the receipt by RPA Advisors, LLC, of a prepetition advance payment sufficient to bring the aggregate amount on account up to $250,000, (iii) the receipt by Akin Gump of a prepetition advance payment sufficient to bring the aggregate amount on account up to $500,000, and (iv) the receipt by Intrepid of a prepetition advance payment in the amount of $250,000.

(v)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(vi)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Term Sheet, and has been afforded the opportunity to discuss the Plan and other information concerning the Stone Parties with the Stone Parties’ representatives, and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction;

(vii)	it (A) either (1) is the sole owner of the claims and interests identified next to its name on Annex A attached hereto, with respect to each Consenting Noteholder, or Annex B attached hereto, with respect to each Consenting Bank, and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the claims and interests identified next to its name on Annex A or Annex B, as applicable, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such claims and interests; (C) in the case of each Consenting Noteholder, does not directly or indirectly own or control any principal amount of notes issued pursuant to the Indentures or other claims not arising under the Indentures or constituting Notes Claims against or interests in any Stone Party other than as identified next to its name on Annex A attached hereto (which annex, for the avoidance of doubt, shall not be publically disclosed or filed); and (D) in the case of each Consenting Bank, does not directly or indirectly own or control any Banks Claims constituting principal outstanding or letters of credit outstandings other than as identified next to its name on Annex B attached hereto (which annex, for the avoidance of doubt, shall not be publically disclosed or filed); and

(viii)	other than pursuant to this Agreement, the claims and interests identified on Annex A and/or Annex B free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any material way such Consenting Noteholder’s or such Consenting Bank’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

(b)	Each Stone Party hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Stone Parties) that the following statements are true, correct, and complete as of the RSA Effective Date:

(i)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Stone Party’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases) under any material contractual obligation to which it or any of its affiliates is a party;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(v)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(vi)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Term Sheet, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction;

(vii)	Stone has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports, and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Exchange Act of 1934, as amended, or the U.S. Securities Act of 1933, as amended (collectively, “SEC Filings”), since December 31, 2014 (the SEC Filings since December 31, 2014 and through the RSA Effective Date, including any amendments thereto, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports, as amended, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; and

(viii)	the Stone Parties’ consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared: (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a historically consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case, such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Stone Parties, as applicable, and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

18.    Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a financial restructuring of the Stone Parties and in contemplation of chapter 11 filings by the Stone Parties, and the exercise of the rights granted in this Agreement after the commencement of the Chapter 11 Cases shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code.

19.    Settlement. This Agreement and the Restructuring Transactions are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties.

Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, the exhibits attached hereto, the Plan, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or the exhibits attached hereto (as applicable).

20.    Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders and the Consenting Banks under this Agreement shall be several, not joint, with respect to each Consenting Noteholder and each Consenting Bank. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity, and it is hereby expressly acknowledged by the Consenting Noteholders and the Consenting Banks, on the one hand, and the Stone Parties, on the other, that they are in privity with each other and that no Consenting Noteholder is in privity with any other Consenting Noteholder or any Consenting Bank, and no Consenting Bank is in privity with any other Consenting Bank or any Consenting Noteholder, in connection with this Agreement or any of the transactions contemplated hereby. The Consenting Noteholders represent and warrant that as of the date hereof and for so long as this Agreement remains in effect, the Consenting Noteholders have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Stone Parties. The Consenting Banks represent and warrant that as of the date hereof and for so long as this Agreement remains in effect, the Consenting Banks have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Stone Parties. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement, and each Consenting Noteholder and each Consenting Bank shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Noteholder or any Consenting Bank to be joined as an additional party in any proceeding for such purpose. Nothing contained in this Agreement, and no action taken by any Consenting Noteholder pursuant hereto is intended to constitute the Consenting Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Noteholder is in any way acting in concert or as a member of a “group” with any other Consenting Noteholder or Consenting Noteholders within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. Nothing contained in this Agreement, and no action taken by any Consenting Bank pursuant hereto is intended to constitute the Consenting Banks as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Bank is in any way acting in concert or as a member of a “group” with any other Consenting Bank or Consenting Banks within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended

21.    Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

22.    Governing Law and Consent to Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to such state’s choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding shall be brought in the federal or state courts located in the City of Wilmington, in New Castle County and in the State of Delaware, and each of their respective appellate courts, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to Delaware jurisdiction, upon the commencement of any Chapter 11 Cases and until the effective date of the Plan, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

23.    WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY ACTION, PROCEEDING, COUNTERCLAIM, OR DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATING TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

24.    Successors and Assigns. Except as otherwise provided in this Agreement and subject to Section 13 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a person or entity that has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

25.    No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

26.    Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service or messenger; registered, certified or overnight mail; e-mail, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to any Stone Party:

Stone Energy Corporation

625 East Kaliste Saloom Rd.

Lafayette, LA 70508

Attn:    Lisa S. Jaubert and

Kenneth H. Beer

Phone: (337) 521-2278

Fax: (337) 521-9916

E-mail: JaubertLS@StoneEnergy.com; and

BeerKH@StoneEnergy.com.

with a copy to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn:     David S. Heller;

Josef S. Athanas,

Caroline A. Reckler, and

Matthew L. Warren

Phone: (312) 876-7700

Fax: (312) 993-9767

E-mail: david.heller@lw.com,

josef.athanas@lw.com,

caroline.reckler@lw.com, and

matthew.warren@lw.com

-and-

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attn: Robin Russell

Phone: (713) 220-4086

Fax: (713) 238.7192

E-mail: rrussell@andrewskurth.com

(b)	If to any Consenting Noteholder:

To the notice address provided on Annex A.

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryan Park

Bank of America Tower

New York, NY 10036-6745

Attn:     Michael S. Stamer,

Meredith Lahaie, and

Stephen B. Kuhn.

Phone: (212) 872-1000

Fax: (212) 872-1002

E-mail: mstamer@akingump.com,

mlahaie@akingump.com, and

skuhn@akingump.com.

(c)	If to any Consenting Bank:

To the notice address provided on Annex B.

with a copy to:

O’Melveny & Myers, LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attn:	George A. Davis
Suzzanne Uhland
Michael F. Lotito
Phone:	(212) 326-2000
Fax:	(212) 326-2061
E-Mail:	gdavis@omm.com
suhland@omm.com
mlotito@omm.com

27.    Entire Agreement. This Agreement (and the exhibits and schedules attached hereto) constitutes the entire agreement of the Parties with respect to the transactions contemplated herein, and supersedes all prior negotiations, discussions, promises, representations, warranties, agreements, and understandings, whether written or oral, between or among the Parties with respect thereto; provided, however, that, for the avoidance of doubt, any confidentiality agreement executed by any Consenting Noteholder or by any Consenting Bank shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms; provided, further, that the Parties intend to enter into the Definitive Documentation after the date hereof to consummate the Restructuring Transactions.

28.    Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no term or provision hereof or thereof waived, without the prior written consent of the Stone Parties, the Required Consenting Banks and the Required Consenting Noteholders, provided that, (i) the written consent of each Consenting Noteholder, each Consenting Bank and the Stone Parties shall be required for any amendments, amendments and restatements, modifications, or other changes to Section 10 and this Section 28, (ii) the written consent of each Consenting Noteholder and the Stone Parties shall be required for any amendment or modification of the defined term “Required Consenting Noteholders,” and (iii) the written consent of each Consenting Bank and the Stone Parties shall be required for any amendment or modification of the defined term “Required Consenting Banks” and provided, further, that any amendments, amendments and restatements, modifications, or other changes to the Term Sheet shall require the prior written consent of Consenting Noteholders, holding at least two-thirds of the principal amount outstanding of all Notes Claims held by the Consenting Noteholders provided that, such Consenting Noteholders holding at least two-thirds of the principal amount shall include at least two (2) separate Consenting Noteholders (for purposes of this provision, each institution holding Notes Claims shall be taken together with each of its controlled affiliate’s and subsidiary’s Notes Claims holdings and they shall together in the aggregate constitute a single Consenting Noteholder).

29.    Reservation of Rights.

(a)	Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies, and interests, including without limitation, its claims against any of the other Parties.

(b)	Without limiting Clause (a) of this Section 29 in any way, if the Restructuring Transactions are not consummated in the manner and on the timeline set forth in this Agreement, or if this Agreement is terminated for any reason in accordance with its terms, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, subject to Section 19 of this Agreement. This Agreement, the Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

30.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

31.    Public Disclosure. This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that, after the Petition Date, the Parties may disclose the existence of, or the terms of, this Agreement or any other material term of the Restructuring Transactions contemplated herein without the express written consent of the other Parties. For the avoidance of doubt and notwithstanding the generality of the foregoing, under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Noteholder (including Annex A, which shall not be publicly disclosed or filed) or of any Consenting Bank (including Annex B, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Noteholder or Consenting Bank without the prior written consent of such Consenting Noteholder or such Consenting Bank or the order of a Bankruptcy Court or other court with competent jurisdiction.

32.    Creditors’ Committee. Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to, and serves on an official committee of creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder’s exercise of its fiduciary duties arising from its service on such committee; provided, however, that service as a member of a committee shall not relieve such Consenting Noteholder of its obligations to affirmatively support the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Term Sheet and the transactions with Buyer on the terms and .conditions set forth in this Agreement and the Appalachia PSA.

33.    Severability. If any portion of this Agreement shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement insofar as they may practicably be performed shall remain in full force and effect and binding on the Parties.

34.    Additional Parties. Without in any way limiting the provisions hereof, additional Noteholders may become Parties by executing and delivering to the other Parties a duly executed counterpart hereof. Such additional Parties shall become Consenting Noteholders or Consenting Banks, as applicable, under this Agreement in accordance with the terms of this Agreement.

35.    Time Periods. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

36.    Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

37.    Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof. For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) all references herein to “Articles,” “Sections,” and “Exhibits” are references to Articles, Sections, and Exhibits of this Agreement; and (c) the words “herein,” “hereof,” “hereunder,” and “hereto,” refer to this Agreement in its entirety rather than to a particular portion of this Agreement. The phrase “reasonable best efforts” or words or phrases of similar import as used herein shall not be deemed to require any party to enforce or exhaust their appellate rights in any court of competent jurisdiction, including, without limitation, the Bankruptcy Court.

38.    Remedies Cumulative; No Waiver. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

39.    Amendment and Restatement. The Stone Parties and the Consenting Noteholders agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions to the RSA Effective Date set forth in Section 1, the terms and provisions of the Existing Restructuring Support Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.

[Signatures and exhibits follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

STONE ENERGY CORPORATION, a Delaware corporation

By:	/s/ Kenneth H. Beer
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY OFFSHORE, L.L.C.,
a Delaware limited liability company, by
Stone Energy Corporation, its sole member

By:	/s/ Kenneth H. Beer
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

STONE ENERGY HOLDING, L.L.C.,
a Delaware limited liability company, by
Stone Energy Corporation, it sole member

By:	/s/ Kenneth H. Beer
Kenneth H. Beer, Executive Vice President and Chief Financial Officer

[Signature Page to Amended & Restated Restructuring Support Agreement]

Schedule 1

Milestones

(a)	the Stone Parties shall commence the Chapter 11 Cases by filing bankruptcy petitions with the Bankruptcy Court no later than December 14, 2016 (such filing date, the “Petition Date”);

(b)	within two (2) calendar days after the Petition Date, the Stone Parties shall file with the Bankruptcy Court: (i) a motion seeking to assume this Agreement (the “RSA Assumption Motion”), (ii) the Plan and Disclosure Statement, and (iii) a motion (the “Disclosure Statement and Solicitation Motion”) seeking, among other things: (A) approval of the Disclosure Statement; (B) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan; and (C) to schedule the hearing to consider confirmation of the Plan (the “Confirmation Hearing”);

(c)	no later than thirty (30) calendar days from the Petition Date, the Bankruptcy Court shall have entered an order authorizing the assumption of this Agreement (the “RSA Assumption Order”);

(d)	no later than seventy-five (75) calendar days after the Plan and Disclosure Statement are filed, the Bankruptcy Court shall have entered the Confirmation Order;

(e)	no later than fifteen (15) calendar days after entry of the Confirmation Order by the Bankruptcy Court, the Stone Parties shall consummate the transactions contemplated by the Plan (the date of such consummation, the “Plan Effective Date”); and

(f)	no later than the Plan Effective Date, the Stone Parties shall have received at least $350 million from the sale of the Appalachian Assets (as defined in the Term Sheet) subject to adjustment in accordance with the Appalachia PSA.

Schedule 1

Exhibit A to the Restructuring Support Agreement

Term Sheet

STONE ENERGY CORPORATION

RESTRUCTURING TERM SHEET

December 14, 2016

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND, IF APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE LENDERS, THE COMPANY, AND ANY CREDITOR PARTY. THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTATION, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION AND EXECUTION.

SUMMARY OF PRINCIPAL TERMS

OF PROPOSED RESTRUCTURING TRANSACTIONS

This term sheet (the “Term Sheet”) sets forth certain key terms of a proposed restructuring transaction (the “Transaction”) with respect to the existing debt and other obligations of Stone Energy Corporation (“Stone”), Stone Energy Offshore, L.L.C. (“Stone Offshore”) and Stone Energy Holdings, L.L.C. (each a “Stone Party” and collectively, the “Stone Parties” or the “Company”). This Term Sheet is the “Term Sheet” referenced as Exhibit A in that certain Amended and Restated Restructuring Support Agreement, dated as of December 14, 2016 (as the same may be amended, modified or supplemented, the “Support Agreement”), by and among the Stone Parties, the Consenting Banks and the Consenting Noteholders party thereto. Capitalized terms used but not otherwise defined in this Term Sheet shall have the meanings given to such terms in the Support Agreement. This Term Sheet supersedes any proposed summary of terms or conditions regarding the subject matter hereof and dated prior to the date hereof. Subject to the Support Agreement, the Transaction will be implemented through prepackaged Chapter 11 Cases pursuant to the Plan.

TREATMENT OF CLAIMS AND INTERESTS

The below summarizes the treatment to be received on or as soon as practicable after the Consummation Date (as defined below) by holders of claims against, and interests in, the Company pursuant to the Transaction.

Administrative, Priority, and Tax Claims	Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Banks Claims	The Consenting Banks shall receive on account of their respective pro rata share of allowed Banks Claims held by such Banks (the “Pro Rata Share”), including obligations relating to issued but undrawn letters of credit, (i) their Pro Rata Share of commitments, and obligations owing to such Consenting Banks with respect to outstanding loans, under an amended Credit Agreement with the terms set forth on Exhibit 1(a) hereto and (ii) their respective Pro Rata Share of Prepetition Banks

Cash as a partial repayment of such outstanding loans subject to re-borrowing to the extent permitted and pursuant to the terms of the Amended Credit Agreement. The holders of allowed Banks Claims other than Consenting Banks shall have the option to receive either (x) the same treatment as the Consenting Banks or (y) their respective Pro Rata Share of the obligations owing to such Holders with respect to the New Senior Secured Term Loans with the terms set forth on Exhibit 1(b) hereto; provided that the obligations owing to such holders of allowed Banks Claims with respect to issued but undrawn letters of credit shall remain outstanding and be cash collateralized in an amount equal to 103% of the face amount thereof.

“Prepetition Banks Cash” shall mean cash in an amount equal to the aggregate amount of unrestricted cash of the Debtors as of the Consummation Date in excess of $25,000,000 net of any accrued and unpaid administrative claims (including fee claims) and other payments, escrows or distributions pursuant to the Plan, Appalachia PSA or otherwise.

Other Secured Claims	Secured claims (other than Bank Claims) shall be unaltered and paid in full in the ordinary course of business to the extent such claims are undisputed.

Notes Claims	Each holder of an allowed Notes Claim shall receive its pro rata share of (a) $100 million of the net cash proceeds from the sale of the Appalachian Assets, (b) 96% of the common stock in reorganized Stone (the “New Equity Interests”), subject to dilution by the Warrants, the Management Incentive Plan (each as defined below) and subsequent issuances of common stock (including securities or instruments convertible into common stock) by Stone from time to time after the Consummation Date, as set forth herein, and (c) $225 million of 7.5% notes due 2022 secured by a silent second-priority security interest on all assets securing the obligations owing to the holders of Bank Claims, with the terms set forth on Exhibit 2 hereto (the “New Notes”), subject to terms of the Intercreditor Agreement on the terms set forth with the terms set forth in Schedule C.

General Unsecured Claims	Unsecured claims other than Notes Claims shall be unaltered and paid in full in the ordinary course of business to the extent such claims are undisputed.

Intercompany Claims	Intercompany claims shall be reinstated, compromised, or cancelled, at the election of the Company and the Required Consenting Noteholders such that intercompany claims are treated in a tax-efficient manner.

Equity Interests	All existing common stock and other equity interests and rights in Stone shall be extinguished as of the Consummation Date. Each holder of existing common stock in Stone shall receive its pro rata share of 4% of the New Equity Interests and warrants on terms and conditions consistent with the term sheet attached hereto as Exhibit 3 (the “Warrants”), which New Equity Interests shall be subject to dilution by the Warrants and the Management Incentive Plan and subsequent issuances of common stock (including securities or instruments convertible into common stock) by Stone from time to time after the Consummation Date.

OTHER TERMS OF THE TRANSACTION

Sale of Appalachian Assets	Prior to or simultaneously with the Consummation Date, the Company shall have sold substantially all of its assets located in the Marcellus and Utica shales in Appalachia (the “Appalachian Assets”) for at least $350 million subject to adjustments as provided for in the purchase and sale agreement.

Corporate Governance

The terms and conditions of the new corporate governance documents of the reorganized Company (including the bylaws and certificates of incorporation or similar documents, among other governance documents) shall be acceptable to the Required Consenting Noteholders in their sole discretion.

The Parties expect that the reorganized Company following the Consummation Date will continue as a public reporting company under applicable U.S. securities laws and, consequently, the terms and conditions of the new corporate governance documents of the reorganized Company will be appropriate for such a public reporting company. The New Equity Interests issued to the Noteholders may, if so determined by the Required Consenting Noteholders (including if the Company will not be a public reporting company immediately following the Consummation Date), be subject to a stockholders agreement (the “New Stockholders Agreement”) containing terms and conditions that are appropriate for a private company and otherwise are acceptable to the Required Consenting Noteholders in their sole discretion. Such New Stockholders Agreement (if any) would govern the composition of the board or other governing body of reorganized Stone (the “New Board”) and will include customary approval rights for major stockholders and customary minority protections, including, but not limited to, transfer restrictions for the New Equity Interests issued to the Noteholders (solely for the purpose of assuring the Company would not be forced to become a public reporting company prior to such time as may be determined by the New Board), tag-along rights, drag-along rights, preemptive rights, information rights, and other customary protections for transactions of this type.

Board of Directors	The New Board shall initially consist of seven (7) directors selected by the Required Consenting Noteholders, one of whom will be the chief executive officer of Stone; provided, however, that the Required Consenting Noteholders shall interview any existing Board member who wishes to continue as a member of the New Board.

Management Incentive Plan	On the Consummation Date, reorganized Stone shall adopt a management incentive plan (the “Management Incentive Plan”) which shall provide for the grant of up to 10% of the New Equity Interests (or warrants or options to purchase New Equity Interests or other equity-linked interests) on a fully diluted basis to certain members of management. The form, allocation and any limitations on the Management Incentive Plan shall be determined by the New Board (or a committee thereof).

Releases & Exculpation	The amended Credit Agreement, the indenture for the New Notes, the Plan, and the Confirmation Order will contain customary mutual releases and other exculpatory provisions in favor of the Company, the Bank Agent, the Consenting Banks, the Consenting Noteholders, the Indenture Trustee, the holders of existing common stock in Stone that provide a release, and each of their respective current and former affiliates, subsidiaries, members, professionals, advisors, employees, directors, and officers, in their respective capacities as such. Such release and exculpation shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Company or the Reorganized Company, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the

Consummation Date arising from or related in any way in whole or in part to the Company, the Credit Agreement, the Indentures, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is affected by the Transaction or treated in the Plan, or the negotiation, formulation, or preparation of the Definitive Documentation or related agreements, instruments, or other documents, in each case other than claims, actions, or liabilities arising out of or relating to any act or omission that constitutes willful misconduct, actual fraud, or gross negligence as determined by final order of a court of competent jurisdiction. To the maximum extent permitted by applicable law, any such releases shall bind all parties who affirmatively agree or vote to accept the Plan, those parties who abstain from voting on the Plan if they fail to opt-out of the releases, and those parties that vote to reject the Plan unless they opt-out of the releases.

Injunction & Discharge	The Plan and Confirmation Order will contain customary injunction and discharge provisions.

Cancellation of Instruments, Certificates, and Other Documents	On the Consummation Date and immediately prior to or concurrent with the distributions contemplated in this Term Sheet, except to the extent otherwise provided herein or in the Definitive Documentation, all instruments, certificates, and other documents evidencing debt of or equity interests in Stone and its subsidiaries shall be cancelled, and the obligations of Stone and its subsidiaries thereunder, or in any way related thereto, shall be discharged.

Employee Compensation and Benefit Programs	The employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Company applicable to any of its employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans listed on Schedule A attached hereto that are approved by, and with such additions, deletions, and modifications as may be required by, the Required Consenting Noteholders (collectively, the “Specified Employee Plans”), shall be maintained, continued in full force and effect and assumed by the Company (and assigned to the reorganized Stone Parties, if necessary) pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan. All claims arising from the Specified Employee Plans shall be treated in accordance with the Bankruptcy Code. Any plans, programs or arrangements that are not Specified Employee Plans relating to employees, compensation, or employee benefits shall be terminated or rejected, as appropriate.

Tax Issues	The Transaction shall, subject to the terms and conditions of the Support Agreement, be structured to achieve a tax-efficient structure, in a manner acceptable to the Company and the Required Consenting Noteholders.

Exemption Under Section 1145 of the Bankruptcy Code	The Plan and Confirmation Order shall provide that the issuance of any securities thereunder, including the New Notes, the New Equity Interests and the Warrants, will be exempt from securities laws in accordance with section 1145 of the Bankruptcy Code and such New Notes, New Equity Interests and Warrants shall be, following the Consummation Date, freely transferable by the respective holders thereof to the furthest extent permissible pursuant to section 1145 and applicable securities law and regulations (other than with respect to any such holders that are affiliates of the reorganized Company).

Registration Rights	The Company shall enter into a registration rights agreement with any party that receives 5% or more of the New Equity Interests. The registration rights agreement shall contain customary terms and conditions, including provisions with respect to demand rights, piggyback rights and blackout periods and shall be acceptable to the Consenting Noteholders in their sole discretion.

SEC Reporting	The Company shall continue as a public reporting company under applicable U.S. securities laws and shall continue to file annual, quarterly and current reports in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Stock Exchange	The Company shall use commercially reasonable efforts to list the New Equity Interests for trading on the New York Stock Exchange, The NASDAQ Global Market, the NASDAQ Global Select Market or any other national securities exchange reasonably acceptable to the Stone Parties and the Required Consenting Noteholders with such listing to be effective on the Consummation Date.

D&O Liability Insurance Policies with Runoff Endorsements, and Indemnification

Prior to the Petition Date, the Company shall purchase runoff endorsements to the Company’s existing Directors’ and Officers’ liability insurance policies (collectively, “D&O Liability Insurance Policies”) set forth on Schedule B hereto, extending coverage for current or former directors, managers, and officers of the Stone Parties for a six-year period after the Consummation Date for covered liabilities arising from activities occurring prior to the Consummation Date (collectively, “Runoff Endorsements”). The Company shall purchase new D&O Liability Insurance Policies for directors, managers, and officers of reorganized Stone and its subsidiaries from and after the Consummation Date on terms and conditions acceptable to the Required Consenting Noteholders.

The Company shall assume (and assign to the reorganized entities if necessary), pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan, (a) the existing D&O Liability Insurance Policies with Runoff Endorsements, and (b) all indemnification provisions in existence as of the date of the Support Agreement, including, but not limited to, those set forth on Schedule B hereto that, solely in respect of any indemnification agreements and other indemnification obligations (but not the existing D&O Liability Insurance Policies with Runoff Endorsements) are approved by, and with such additions, deletions, and modifications to such indemnification agreements and obligations as may be required by the Required Consenting Noteholders to make such indemnification agreements and obligations consistent with current market practice to the reasonable satisfaction of the Required Consenting Noteholders, for directors, managers and officers of the Company (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise), such indemnification provisions, the “Indemnification Provisions”; provided, however, that no such Indemnification Provisions shall be deleted from Schedule B unless such deletion is agreed to by each of the Required Consenting Noteholders and the Stone Parties. All claims arising from the existing D&O Liability Insurance Policies with Runoff Endorsements and such Indemnification Provisions shall be unaltered by the Transaction.

Notice Procedures	The Company shall provide written notice and publication notice of the bar date, if applicable, and the hearing to consider confirmation of the Plan to holders of claims in a manner acceptable to the Required Consenting Noteholders and the Required Consenting Banks.

Consummation Date	The date on which the Transaction shall be fully consummated in accordance with the terms and conditions of the Definitive Documentation, which shall be the effective date of the Plan (the “Consummation Date”).

Conditions to the Consummation Date

It shall be a condition to the Consummation Date that the following conditions precedent are satisfied (or waived pursuant to the terms hereof), and the Consummation Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived.

Except as provided below, each of the following conditions to the Consummation Date may be waived with the written consent of each of the Debtors, the Required Consenting Banks and the Required Consenting Noteholders without notice, leave or order of the Bankruptcy Court or any formal action or other proceeding to consummate the Plan.

(i)      the Company shall have sold the Appalachian Assets for a purchase price of at least $350 million subject to adjustments as provided for in the purchase and sale agreement;

(ii)     unless waived by the Debtors, the Required Consenting Noteholders, and/or the Consenting Banks, as applicable, each document or agreement constituting Definitive Documentation shall be in form and substance consistent with this Term Sheet and the Support Agreement and be otherwise approved consistent with the terms of section 4(b) of the Support Agreement and the Plan;

(iii)    the Bankruptcy Court shall have entered an order confirming the Plan in form and substance consistent with this Term Sheet and the Support Agreement and such order shall otherwise be approved consistent with the terms of section 4(b) of the Support Agreement, and such order shall not have been stayed, modified or vacated;

(iv)    unless waived by the Debtors, the Required Consenting Noteholders, and/or the Consenting Banks, as applicable, each of the schedules, documents, supplements, and exhibits to the Plan and Disclosure Statement shall be in form and substance consistent with this Term Sheet and the Support Agreement and such documents shall otherwise be approved consistent with the terms of section 4(b) of the Support Agreement;

(v)     unless waived by the Required Consenting Noteholders and the Required Consenting Banks, the Support Agreement shall be in full force and effect and shall have been assumed by the Company pursuant to an order of the Bankruptcy Court satisfactory to the Required Consenting Noteholders and the Required Consenting Banks;

(vi)    all governmental approvals and consents that are legally required for the consummation of the Transaction shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

(vii)   unless waived by the Required Consenting Noteholders, each of the contracts listed on Exhibit 4 hereto shall have been renegotiated on terms acceptable to the Required Consenting Noteholders; and

(viii)  unless waived by the Required Consenting Noteholders and the Required Consenting Banks, the Company shall have resolved issues related to the provision of additional collateral to BOEM on terms acceptable to the Required Consenting Noteholders and the Required Consenting Banks.

Fees and Expenses of the Noteholder Committee and Bank Agent	The Stone Parties shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses of the Banks, the Bank Agent and the Consenting Noteholders as set forth in the Support Agreement and the Plan.

Exhibit 1(a)

Terms of the amended Credit Agreement

•	4-year RBL exit facility, on terms substantially consistent with the pre-petition RBL facility, except:

•	Facility size reduced to $200 million (assuming 100% participation by holders of Banks Claims);

•	Borrowing base reduced from $360 million to $200 million (or a lesser amount with such reduction being equal to the pro rata share of holders of Banks Claims that do not elect to receive the same treatment as the Consenting Banks) on the Consummation Date until the first borrowing base redetermination date; provided that unless the Debtors’ “Amethyst” well has produced at an average of at least 12 MMcfe per day during a testing period consisting of the 45 consecutive days preceding the Consummation Date, the maximum availability shall be $150 million (or a lesser amount with such reduction being equal to the pro rata share of holders of Banks Claims that do not elect to receive the same treatment as the Consenting Banks) until the first borrowing base redetermination date;

•	The facility size and borrowing base are subject to ratable reduction in the event less than 100% of Banks Claims accept the Plan. For example, if 75% of Banks Claims accept the Plan, the facility size shall be $150 million and, unless the Debtors’ “Amethyst” well has produced at an average of at least 12 MMcfe per day during a testing period consisting of the 45 consecutive days preceding the Consummation Date, the maximum availability shall be $112.5 million until the first borrowing base redetermination date;

•	Anti-hoarding covenants set at $25 million for draws, $50 million triggering repayments;

•	Borrowing base holiday with first redetermination to be on or after November 1, 2017 (redetermination methodology to be Bank deck pricing);

•	$75 million held in a restricted account to satisfy future P&A liabilities with all P&A payments reducing the balance dollar for dollar until fully exhausted by P&A spending;

•	150bps increase in the Applicable Margin (i.e., L + 3.00% - 4.00%);

•	Covenant levels to be reset at levels to be agreed (consistent with the Company’s base case projections, updated for current strip pricing);

•	Total Leverage:

•	Q1 2017: 2.75x

•	Q2 2017: 2.50x

•	Q3 2017: 3.00x

•	Q4 2017: 2.75x

•	Q1 2018: 2.50x

•	Q2 2018: 2.50x

•	Q3 2018: 2.50x

•	Q4 2018: 2.50x

•	Q1 2019: 2.75x

•	Q2 2019: 3.00x

•	Q3 2019: 3.50x

•	Q4 2019: 3.50x

•	Q1 2020: 3.00x

•	Q2 2020: 2.75x

•	Q3 2020: 2.75x

•	Q4 2020: 2.50x

•	Q1 2021: 2.50x

•	Interest Coverage: proposed ratio is increased from 2.50x in the current Credit Agreement to 2.75x and held constant.

•	Minimum Liquidity: the proposed covenant requires the Company to maintain liquidity in an amount no less than 20% of the borrowing base then in effect. Liquidity shall be defined as available cash on hand plus availability under the RBL facility.

•	Change of control covenant threshold to be increased from 35% to 45% and modified to permit the Restructuring Transactions;

•	Mortgage requirement increased to 95%;

•	Requirement of minimum of 25% of production hedged for 1 year within 30days following the Consummation Date and minimum of 50% of production for 2 years within 120 days following the Consummation Date with a maximum of 75% of production for 2 years (hedging to be provided by Consenting Banks).

•	All obligations under the RBL exit facility shall be guaranteed by Stone Offshore.

•	Fee of 25 bps to lenders under RBL exit facility and fee of 25 bps to the administrative agent as arranger under RBL exit facility (pursuant to a fee letter), payable on the Consummation Date.

•	Intercreditor agreement reflecting a “silent” second lien with bankruptcy waivers (including cramdown waiver) and the other terms set forth on Schedule C hereto.

•	Reporting covenants, restricted payments and debt/lien baskets to be agreed between the Required Consenting Banks and the Company, with the consent of the Required Consenting Noteholders in their reasonable discretion, based on market terms for a credit emerging from bankruptcy.

Exhibit 1(b)

Terms of the New Senior Secured Term Loans

•	Senior secured term loans with first-priority liens (pari passu with liens securing obligations under the amended Credit Agreement) on the same assets securing the obligations under the amended Credit Agreement, which term loans:

•	mature five years after the Consummation Date;

•	bear interest at the Applicable Treasury Rate plus 2.0% per annum;

•	have no principal payments due until the maturity date;

•	may be repaid at any time at par at the election of the Company;

•	are guaranteed by Stone Offshore;

•	are not subject to any borrowing base;

•	shall be subject to a quarterly first-lien asset coverage ratio requirement of 1.30:1.00 (with assets calculated based on PV-10 of total proven reserves at strip pricing plus all cash on the balance sheet of the Company)

Exhibit 2

Terms of New Notes

•	Interest rate of 7.5% per annum, payable in cash

•	Maturity of May 31, 2022.

•	Secured by second-priority liens (junior in priority to the liens securing the obligations under the amended Credit Agreement and the New Senior Secured Term Loans) on the same assets securing the obligations under the amended Credit Agreement and the New Senior Secured Term Loans.

•	Investments in joint ventures and acquisitions by the Company and its subsidiaries shall be permitted on terms acceptable to the Required Consenting Noteholders.

•	Redemption/Make Whole: The Company may redeem the New Notes at any time, subject to paying the following make whole amounts:

•	If the Company prepays the New Notes prior to the third anniversary of issuance, the prepayment amount shall be at par, plus accrued interest, plus a make whole payment equal to the spread over a comparable treasury note plus 50 basis points.

•	If the Company prepays the New Notes after the third anniversary, but prior to the fifth anniversary, of issuance, the prepayment amount shall be at 105.625% of par, plus accrued interest.

•	If the Company prepays the New Notes on or after the fifth anniversary of issuance, the prepayment amount shall be at par plus accrued interest.

•	Amendment, modification, and waiver under the indenture for the New Notes shall require the consent of a majority of the principal amount outstanding of all New Notes other than provisions that require unanimous consent to amend pursuant to the Trust Indenture Act and/or other applicable law.

•	The New Notes shall be subject to an intercreditor agreement in form and substance satisfactory to the Consenting Banks and the Required Consenting Noteholders in their respective sole discretion.

Exhibit 3

Warrant Term Sheet

Shares Represented	10% of the New Equity Interests, subject to dilution on account of the Management Incentive Plan and future issuances of common stock by Stone from time to time after the Consummation Date.

Strike Price	Strike price equal to a total equity value of reorganized Stone that implies a 100% recovery of outstanding principal to holders of the Notes Claims plus accrued interest through the Consummation Date.

Maturity	Four (4) years from the Consummation Date.

Other Terms	The agreement governing the Warrants shall contain terms and conditions, including, without limitation, basic anti-dilution protection (against stock splits, stock dividends and similar events) customary for transactions of this type and otherwise acceptable to the Company and the Required Consenting Noteholders.

Exhibit 4

Contracts to Be Renegotiated

NONE

Schedule A1

Specified Employee Plans

1.	Stone Energy Corporation Executive Change of Control and Severance Plan

2.	Stone Energy Corporation Employee Change of Control Severance Plan

3.	Severance Pay Policy (Non-Executive Employees)

4.	Letter Agreement dated December 2, 2008 between Stone Energy Corporation and David H. Welch

5.	Letter Agreement dated May 19, 2005 between Stone Energy Corporation and Kenneth H. Beer

6.	Letter Agreement dated August 10, 2016 by and between Stone Energy Corporation and Richard L Toothman Jr.

7.	Stone Energy Corporation Amended and Restated Revised Annual Incentive Compensation Plan

8.	Stone Energy Corporation 2016 Performance Incentive Compensation Plan

9.	Stone Energy Corporation 2009 Amended and Restated Stock Incentive Plan (As Amended and Restated December 17, 2015), as amended

Employee Benefit Plans

1.	Stone Energy Corporation Employee Benefit Plan (Medical)

2.	Stone Energy Corporation Dental Plan

3.	Stone Energy Corporation Vision Service Plan

4.	Stone Energy Corporation Group Basic Life & AD&D and Dependent Life Insurance Plan

5.	Stone Energy Corporation Long Term Disability Insurance Plan

6.	Stone Energy Corporation Voluntary Group AD&D Insurance Plan

7.	Stone Energy Corporation Voluntary Group Critical Illness Insurance Plan

8.	Stone Energy Corporation Medical Flexible Spending Account & Dependent Care Flexible Spending Account

9.	Stone Energy Corporation 401(k) Profit Sharing Plan

10.	Stone Energy Corporation Deferred Compensation Plan

11.	Workers Compensation and Employers Liability Insurance Policy (American Zurich Insurance Company)

Miscellaneous Benefits

1.	Executive physicals at Lafayette General

2.	Safety Incentive Program

3.	Health club subsidy

4.	Discretionary 401(k) Employer Match

5.	Payout of field ETO (maximum 84 hours per employee – 61 field employees)

1 Subject to the completion of due diligence and additions and/or deletions to the foregoing list of plans and other agreements and amendments thereto acceptable to the Required Consenting Noteholders. For the avoidance of doubt, the Required Consenting Noteholders have not agreed to the foregoing list of plans and other agreements and, therefore, such list remains subject to change.

Schedule B

Directors & Officers Liability Insurance Policies

and Indemnification Provisions

D&O Liability Insurance Policies

1.	Directors & Officers and Corporate Liability Insurance Policy by and between Stone Energy Corporation and Allied World Insurance Company; policy number 0309-5636 effective May 1, 2015 to May 1, 2017.

2.	Excess Edge policy, following Item 1 above, by and between Stone Energy Corporation and National Union Fire Insurance Company of Pittsburgh, PA; policy number 01-274-27-25 effective May 1, 2015 to May 1, 2017.

3.	Excess Policy, following Item 1-2 above , by and between Stone Energy Corporation and XL Specialty Insurance Company; policy number ELU138853-15 effective May 1, 2015 to May 1, 2017.

4.	Excess Insurance Policy, following Item 1-3 above, by and between Stone Energy Corporation and Continental Casualty Company; policy number 425137486 effective May 1, 2015 to May 1, 2017.

5.	Management Liability and Professional Liability Follow Form Excess, following Item 1-4 above, by and between Stone Energy Corporation and Liberty International Underwriters; policy number DO3CH217344-215 effective May 1, 2015 to May 1, 2017.

6.	Zurich Executive Universal Select Insurance Policy (A-Side Directors & Officers Liability Insurance Policy with Advancement of Defense Costs), following Item 1-5 above, by and between Stone Energy Corporation and Zurich American Insurance Company; policy number DOC 5889339 10 effective May 1, 2015 to May 1, 2017.

7.	Follow Form Excess Management Liability Insurance Policy, following Item 1-6 above, by and between Stone Energy Corporation and Endurance American Insurance Company; policy number ADX10006950200 effective May 1, 2015 to May 1, 2017.

Indemnification Agreements2

1.	Indemnification Agreement between Stone Energy Corporation and Kenneth H. Beer, dated as of March 23, 2009

2.	Indemnification Agreement between Stone Energy Corporation and B.J. Duplantis, dated as of March 23, 2009

3.	Indemnification Agreement between Stone Energy Corporation and Florence M. Ziegler, dated as of March 23, 2009

4.	Indemnification Agreement between Stone Energy Corporation and Donald E. Powell, dated as of March 23, 2009

5.	Indemnification Agreement between Stone Energy Corporation and George R. Christmas, dated as of March 23, 2009

6.	Indemnification Agreement between Stone Energy Corporation and Kay G. Priestly, dated as of March 23, 2009

7.	Indemnification Agreement between Stone Energy Corporation and Richard A. Pattarozzi, dated as of March 23, 2009

8.	Indemnification Agreement between Stone Energy Corporation and Peter D. Kinnear, dated as of March 23, 2009

9.	Indemnification Agreement between Stone Energy Corporation and David H. Welch, dated as of March 23, 2009

10.	Indemnification Agreement between Stone Energy Corporation and Eldon J. Louviere, dated as of March 23, 2009

2 Subject to the completion of due diligence and additions and/or deletions to the foregoing list of agreements and amendments thereto acceptable to the Required Consenting Noteholders. For the avoidance of doubt, the Required Consenting Noteholders have not agreed to the foregoing list of agreements and, therefore, such list remains subject to change.

11.	Indemnification Agreement between Stone Energy Corporation and Richard L. Toothman, Jr., dated as of February 1, 2011

12.	Indemnification Agreement between Stone Energy Corporation and Keith A. Seilhan, dated as of February 1, 2013

13.	Indemnification Agreement between Stone Energy Corporation and Lisa S. Jaubert, dated as of May 23, 2013

14.	Indemnification Agreement between Stone Energy Corporation and David T. Lawrence, dated as of October 9, 2013

15.	Indemnification Agreement between Stone Energy Corporation and Karl D. Meche, dated as of December 11, 2014

16.	Indemnification Agreement between Stone Energy Corporation and Craig Castille, dated as of December 17, 2014

17.	Indemnification Agreement between Stone Energy Corporation and David Kennedy, dated as of December 17, 2014

18.	Indemnification Agreement between Stone Energy Corporation and Michael Deville, dated as of December 17, 2014

19.	Indemnification Agreement between Stone Energy Corporation and Tom Messonnier, dated as of May 21, 2015

20.	Indemnification Agreement between Stone Energy Corporation and John J. Leonard, dated as of December 30, 2013

21.	Indemnification Agreement between Stone Energy Corporation and Phyllis Taylor, dated as of January 20, 2012.

Corporate Organizational Documents Containing Indemnification Provisions

1.	Amended and Restated Bylaws of Stone Energy Corporation, a Delaware corporation, dated as of May 15, 2008 (as amended, December 19, 2013)

Schedule C

Terms of Intercreditor Agreement

CONFIDENTIAL

Stone Energy: Intercreditor Agreement Term Sheet

Reference is made to (i) that certain Fourth Amended and Restated Credit Agreement, dated as of June 24, 2014, as amended by Amendment No. 1 dated as of May 1, 2015, Amendment No. 2 dated as of February 3, 2016, Amendment No. 3 dated as of June 14, 2016, and Amendment No. 4 dated as of December 9, 2016 (as amended, amended and restated, modified or supplemented in connection with the Restructuring (as defined below) and from time to time (the “First Lien Credit Agreement,” together with all “Credit Documents” defined therein, the “First Lien Credit Documents”)), among Stone Energy Corporation (in its capacity as borrower under the First Lien Credit Agreement, the “Borrower”) and certain other parties; and (ii) certain second lien notes (the “Second Lien Notes”) to be issued by Stone Energy Corporation (in its capacity as issuer under the applicable indenture, the “Issuer”; such indenture, the “Second Lien Indenture”; and the Second Lien Indenture together with the Second Lien Notes and the guarantees and security agreements in connection therewith, the “Second Lien Documents”) in connection with the Restructuring, which Second Lien Notes will be secured by liens on the Collateral (as defined below) that are subordinate and junior to the liens securing the First Lien Obligations (as defined below) to the extent provided by, and in accordance with, the terms of the Intercreditor Agreement.

“Restructuring” means the transactions related to the restructuring of outstanding indebtedness of the Borrower and its affiliates. For purposes of this term sheet, the Advances and Commitments (each as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement (and the advances and commitments provided in any refinancings, substitutions, extensions or replacements thereof) are herein referred to collectively as the “First Lien Credit Facility” and the First Lien Credit Facility together with the Second Lien Notes (and any refinancings, substitutions, extensions or replacements thereof) are referred to herein individually as a “Debt Facility” and collectively as the “Debt Facilities”. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the First Lien Credit Agreement as in effect as of the date hereof.

Parties:

(i)     Bank of America, N.A., as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “First Lien Administrative Agent”) under the First Lien Credit Agreement.

(ii)    [The Bank of New York Mellon Trust Company, N.A.,] as trustee for the Second Lien Notes (in such capacity, together with its successors and permitted assigns in such capacity, the “Second Lien Notes Trustee”), and [The Bank of New York Mellon Trust Company, N.A.,] as collateral trustee (in such capacity, together with its successors and permitted assigns in such capacity, the “Second Lien Collateral Agent”) for the Second Lien Notes.

(iii)  Each other Person required to be a party to the Intercreditor Agreement from time to time pursuant to the terms of the Intercreditor Agreement, the First Lien Credit Documents and the Second Lien Notes, including, without limitation, each Hedge Bank from time to time.

Any reference to “Collateral Agent” hereunder shall mean the First Lien Administrative Agent and/or the Second Lien Collateral Agent, as the context may require.

Loan Parties:

(i)     The Borrower under the First Lien Credit Agreement.

(ii)    Each guarantor under the First Lien Credit Documents (each, individually, a “First Lien Guarantor”). NTD: For the avoidance of doubt, each Second Lien Guarantor will also be required to be a First Lien Guarantor.

(iii)  The Issuer under the Second Lien Notes.

(iv)   Each guarantor under the Second Lien Notes (each, a “Second Lien Guarantor”).

NTD: For the avoidance of doubt, each First Lien Guarantor will also be required to be a Second Lien Guarantor.

Purpose:	To establish the relative rights and privileges of the parties with respect to the Collateral.

First Lien Claimholders:	The Administrative Agent, Issuing Bank and Banks under the First Lien Credit Agreement (and any refinancings, substitutions, extensions or replacements thereof) (the “First Lien Lender Parties”), the Hedge Banks under any Specified Swap Contract and the Cash Management Banks under any Specified Cash Management Agreement from time to time.

First Lien Obligations:	All obligations of every nature of each Loan Party from time to time owed to the First Lien Claimholders under the applicable secured documents, whether for principal, interest, breakage costs, fees, expenses, premium (if any), payments of early termination of or ordinary course settlement payments under interest rate protection agreements and commodity hedge agreements, indemnification payments, letter of credit reimbursement obligations, and all guarantees of the foregoing.

First Lien Priority Obligations:

An amount equal to all First Lien Obligations to the extent not incurred by the Loan Parties, excluding obligations under any Specified Swap Contract and any Specified Cash Management Agreement, in excess of the greater of:

(i)     $250 million;

(ii)    115% of the Borrowing Base as defined in, and as in effect from time to time under, the First Lien Credit Agreement; and

(iii)  $100 million plus 35% of Modified ACNTA

(such amount, the “First Lien Priority Cap”).

“Excess First Lien Obligations” means any First Lien Obligations in excess of the First Lien Priority Cap. The parties agree that the Intercreditor Agreement will provide that, upon Discharge of the First Lien Priority Obligations and to the extent applicable, the relative priority of the liens securing the Second Lien Obligations over those securing the Excess First Lien Obligations will be substantially similar to the relative priority of the liens securing the First Lien Priority Obligations over those securing the Second Lien Obligations prior to such Discharge of the First Lien Priority Obligations.

Second Lien Claimholders:

The agents, trustees and note holders of the Second Lien Notes (and any refinancings, substitutions, extensions or replacements thereof) (the “Second Lien Noteholders”) and the Second Lien Collateral Agent.

The First Lien Claimholders and the Second Lien Claimholders are the “Secured Parties.”

Second Lien Obligations:

All obligations of every nature of each Loan Party from time to time owed to the Second Lien Claimholders under the applicable secured documents, whether for principal, interest, breakage costs, fees, expenses, premium (if any), indemnification payments, and all guarantees of the foregoing.

“Excess Second Lien Obligations” means Second Lien Obligations in excess of a cap to be agreed upon.

Collateral:	The First Lien Obligations and the Second Lien Obligations shall be secured by liens on the same Collateral (other than Excluded Collateral (as defined below)). No Loan Party shall grant any liens on any asset or property to secure obligations under either Debt Facility unless it has granted a lien on such asset or property to secure the other Debt Facility. The Collateral will consist of the following, collectively:

(i)     all property constituting and intended to constitute the “Collateral” (as such term is defined in the First Lien Credit Agreement) (the “Credit Facility Collateral”); and

(ii)    all other existing and future assets and property, and all proceeds thereof, of each Loan Party (except as expressly excluded from the applicable “Security Documents” (as defined in the First Lien Credit Agreement)) (the “Additional Collateral”).

Excluded Collateral:

Notwithstanding anything to the contrary herein, certain accounts (e.g., cash collateral accounts for the benefit of the Issuing Bank) maintained pursuant to the credit documents for the benefit of the Issuing Bank, in such capacity, shall solely be for the benefit of the Issuing Bank (“Excluded Collateral”).

No First Lien Claimholder or Second Lien Claimholder shall be required to share any amounts received or deemed received by it in respect of any First Lien Obligation or Second Lien Obligation owed to it from separate insurance, credit default swap protection or other protection against loss (x) that is arranged by such First Lien Claimholder or Second Lien Claimholder (as applicable) for its own account in respect of any such First Lien Obligation or Second Lien Obligation and (y) the provider of which insurance or protection shall have no recourse to the Collateral (which insurance or other protection amounts shall be for the sole benefit of such First Lien Claimholder or Second Lien Claimholder (as applicable)).

Permitted Liens:	The Secured Parties’ rights with respect to the Collateral shall be subject only to other liens permitted to exist on the Collateral under the First Lien Credit Agreement.

Lien Subordination:	The liens securing the Second Lien Obligations (the “Second Priority Liens”) shall be expressly junior and subordinated in all respects to the liens securing the First Lien Priority Obligations (the “First Priority Liens”), irrespective of the time, order or method of creation, attachment or perfection of such Second Priority Liens or

First Priority Liens or any failure, defect or deficiency or alleged failure, defect or deficiency in any of the foregoing. After the Discharge of the First Lien Priority Obligations, the liens securing the Excess First Lien Obligations shall be expressly junior and subordinated in all respects to Second Priority Liens irrespective of the time, order or method of creation, attachment or perfection of such Second Priority Liens or First Priority Liens or any failure, defect or deficiency or alleged failure, defect or deficiency in any of the foregoing.

Any reference to “Discharge of the First Lien Obligations” or “Discharge of the First Lien Priority Obligations” means,

(i)     irrevocable payment in full in cash of the principal of and interest (including accruing on or after the commencement of an insolvency proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding indebtedness constituting, as applicable, First Lien Obligations or First Lien Priority Obligations;

(ii)    irrevocable payment in full in cash of all other monetary, as applicable, First Lien Obligations or First Lien Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(iii)  termination or expiration of any unfunded commitments to extend credit that would be First Lien Obligations; and

(iv)   termination or cash collateralization (in an amount and manner reasonably satisfactory to First Lien Administrative Agent, but in no event greater than 103% of the aggregate undrawn face amount) of all Letters of Credit.

Limitations on Enforcement:

Until the Discharge of the First Lien Obligations, but subject to the Second Lien Claimholders’ rights after a Standstill Period:

(i) the Second Lien Claimholders shall not (nor shall they instruct the Second Lien Collateral Agent to) exercise or seek to exercise any rights, power or remedies (including setoff) with respect to, or take any action in respect of, any of the Collateral and shall not (nor shall they instruct the Second Lien Collateral Agent to) institute any action or proceeding (whether judicial or non-judicial) with respect to such rights, powers or remedies.

(ii) none of the Second Lien Claimholders will take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral in contravention of the aforementioned lien priority; and

(iii) the Second Lien Claimholders shall recognize the rights of the First Lien Claimholders under, and to the extent provided in, the Intercreditor Agreement.

“Standstill Period” means a period of 210 days from the date of delivery of a written notice to the First Lien Administrative Agent of a Second Lien Claimholder’s intention to exercise any rights or remedies with respect to any Collateral in respect of any Second Lien Obligations, which notice may be delivered only following the occurrence of and during the continuation of an Event of Default (as defined in any Second Lien Debt Document) with respect to the Second Lien Obligations.

After the expiration of the Standstill Period, the Second Lien Collateral Agent may exercise any rights or remedies with respect to the Collateral; provided that in no event shall any Second Lien Claimholder exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, (a) any First Lien Claimholder shall have commenced and be diligently pursuing the exercise of rights and remedies with respect to any of the Collateral, or (b) an insolvency or liquidation proceeding shall have been commenced in respect of the Loan Parties; provided, further, that in any insolvency or liquidation proceeding commenced by or against the Loan Parties, the Second Lien Claimholders may take any action expressly permitted by the Intercreditor Agreement.

At all times prior to the Discharge of the First Lien Obligations, subject to the Second Lien Claimholders’ rights after a Standstill Period, the First Lien Claimholders shall control (as described under the caption “Voting” below) all decisions related to the exercise of remedies in respect of the Collateral (subject to the terms of the First Lien Credit Agreement and the collateral documents entered into to secure the First Lien Obligations (the “First Lien Collateral Documents”) and any amendments and waivers thereunder (subject to customary provisions requiring consent of the First Lien Claimholders and the Second Lien Claimholders)). The First Lien Administrative Agent shall have the right to initiate a vote of the First Lien Claimholders with respect to the exercise of remedies.

No Secured Party will oppose or otherwise contest any lawful exercise by the First Lien Administrative Agent of the right to credit bid the secured obligations at any sale or foreclosure of the liens granted to the First Lien Administrative Agent, for the benefit of the Secured Parties so long as such bid is approved separately by the requisite First Lien Claimholders; provided that this section will not impair the Second Lien Claimholders rights under the “Purchase Right” section of this term sheet.

The terms of the Intercreditor Agreement shall govern even if part or all of the First Lien Obligations or Second Lien Obligations or the liens securing payment and performance thereof are not perfected or are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

No Interference:

Until the Discharge of the First Lien Priority Obligations, each Second Lien Claimholder will agree that:

(i) it will not support, take or cause to be taken any action to make any Second Priority Lien pari passu with, or to give such Second Lien Claimholder any preference or priority relative to, any First Priority Lien with respect to the Collateral subject to such First Priority Lien and Second Priority Lien or any part thereof;

(ii) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations or First Lien Collateral Documents, or the validity, attachment, perfection or priority of any lien securing the First Lien Obligations, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

(iii) it will not support, take or cause to be taken any action to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral subject to any Second Priority Lien by any First Lien Claimholder or the First Lien Administrative Agent acting on behalf of the First Lien Claimholders;

(iv) it shall have no right to (A) direct any First Lien Claimholder to exercise any right, remedy or power with respect to the Collateral subject to any Second Priority Lien or (B) consent to the exercise by any First Lien Claimholder or the First Lien Administrative Agent acting on behalf of the First Lien Claimholders of any right, remedy or power with respect to the Collateral subject to any Second Priority Lien;

(v) it will not institute any suit or assert in any suit or insolvency or liquidation proceeding any claim against any First Lien Claimholder seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and no First Lien Claimholder shall be liable to any Second Lien Claimholder for, any action taken or omitted to be taken by such First Lien Claimholder or the First Lien Administrative Agent acting on behalf of the First Lien Claimholders with respect to any Collateral securing such Second Lien Obligations that is subject to any Second Priority Lien;

(vi) it will not seek, and shall waive any right, to have any Collateral subject to any Second Priority Lien or any part thereof marshaled upon any foreclosure or other disposition of such Collateral; and

(vii) it will not, directly or indirectly, whether by judicial proceedings or otherwise, challenge the enforceability of any provision of the Intercreditor Agreement.

Voting:	Until the Discharge of the First Lien Obligations, but subject to the Second Lien Claimholders’ rights after a Standstill Period, with respect to any remedies proposed to be taken by Secured Parties with respect to the Collateral and all other matters relating to the Collateral or the First Lien Collateral Documents, the First Lien Administrative Agent will take direction from the “Majority Banks” under the First Lien Credit Agreement.

Except as otherwise provided herein, with respect to the Second Lien Collateral Agent, the Second Lien Collateral Agent will take direction from the holders of a majority of all Second Lien Obligations then outstanding.

Distributions of Collateral:

Following the occurrence of and during the continuation of an Event of Default and delivery of a remedies instruction to apply proceeds of the Collateral in accordance with the cash waterfall provisions below, the proceeds of any application of amounts received in accordance with account control rights exercised by either Collateral Agent (irrespective of whether such control rights have been exercised pursuant to a remedies instruction), liquidation, foreclosure or similar transaction related to the sale of Collateral (other than the Excluded Collateral), and all distributions (including, and to the extent not considered proceeds of Collateral, with respect to any debtor or equity securities distributed pursuant to a chapter 11 plan of reorganization or liquidation, in whole or partial satisfaction (or waiver) of any secured claim of any Second Lien Claimholder) with respect to secured claims in bankruptcy will be applied in the following order of priority:

(i)     First, on a pro rata basis, to pay fees, expenses and indemnities (including, but not limited to, fees, expenses and disbursements of legal counsel) of the First Lien Administrative Agent and each letter of credit issuer (other than letter of credit reimbursement obligations) due and payable under the First Lien Credit Documents;

(ii)    Second, to payment of the First Lien Priority Obligations to be applied in accordance with the First Lien Credit Documents until Discharge of the First Lien Priority Obligations;

(iii)  Third, on a pro rata basis, to pay fees, expenses and indemnities (including, but not limited to, fees, expenses and disbursements of legal counsel) of the Second Lien Collateral Agent and the Second Lien Trustee due and payable under the Second Lien Documents;

(iv)   Fourth, to payment of the Second Lien Obligations to be applied in accordance with the Second Lien Debt Documents until payment in full of the Second Lien Obligations;

(v)    Fifth, to payment of the Excess First Lien Obligations to be applied in accordance with the First Lien Credit Documents until Discharge of the First Lien Obligations that remain after Discharge of the First Lien Priority Obligations in accordance with clause (ii);

(vi)   Sixth, to payment of the Excess Second Lien Obligations to be applied in accordance with the Second Lien Documents until payment in full of the Excess Second Lien Obligations; and

(vii) Seventh, any remaining proceeds to the applicable Loan Party or as a court of competent jurisdiction may direct.

Any (x) net casualty and condemnation proceeds and (y) asset sale proceeds and extraordinary receipts, if with respect to any Collateral, shall also be applied in accordance with the terms of the First Lien Credit Facility until the Discharge of the First Lien Priority Obligations or thereafter in accordance with this term sheet.

Turnover Provisions:	Until the Discharge of the First Lien Priority Obligations, any Collateral, proceeds thereof, payments or other distributions received by a Second Lien Claimholder in respect of claims made against Collateral, to the extent secured by, or otherwise in respect of Collateral (or, subject to the rights of the Second Lien Claimholders as unsecured creditors, as a result of lien avoidance or similar action as mutually agreed in the Intercreditor Agreement), including, and to the extent not considered proceeds of Collateral, with respect to any debt or equity securities distributed pursuant to a chapter 11 plan of reorganization or liquidation, in whole or partial satisfaction (or waiver) of any secured claim of any Second Lien Claimholder, whether in connection with any enforcement action, insolvency proceeding or otherwise, will be (i) segregated and held in trust and (ii) promptly turned over or paid over to the First Lien Administrative Agent in the form received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. For the avoidance of doubt, no mandatory or voluntary prepayments of Second Lien Obligations will be permitted prior to the Discharge of the First Lien Obligations; provided that nothing in the Intercreditor Agreement will prohibit the scheduled payment of interest with respect to the Second Lien Notes (so long as there is not an event of default arising from a failure to pay principal or interest under the First Lien Credit Documents or an event of default resulting in the acceleration of obligations under the First Lien Credit Documents); provided further that any judgment lien granted with respect to the Second Lien Obligations will be subject to the Intercreditor Agreement.

If a First Lien Claimholder receives payment or property on account of a First Lien Priority Obligation, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside, or otherwise required to be transferred to a trustee, receiver, or the estate of Borrower or other Grantor (a “Recovery”), then, to the extent of the Recovery, the First Lien Priority Obligations intended to have been satisfied by the payment will be reinstated as First Lien Priority Obligations on the date of the Recovery, and no Discharge of the First Lien Priority Obligations will be deemed to have occurred for all purposes under the Intercreditor Agreement. If the Intercreditor Agreement is terminated prior to a Recovery, the Intercreditor Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the parties thereto from the date of reinstatement. No Second Lien Claimholder may benefit from a Recovery, and any distribution made to a Second Lien Claimholder as a result of a Recovery will be paid over to the First Lien Administrative Agent for application in accordance with the distribution provisions under the “Distribution of Collateral” section of this term sheet.

If, for any reason, a Secured Party does not have a valid and perfected lien (either directly or through any applicable Collateral Agent) on any portion of the Collateral, proceeds on such portion received by the other Secured Parties will be paid over to the extent necessary to reflect the distribution provisions under the “Distribution of Collateral” section of this term sheet as if all Secured Parties held such a lien.

Until the Discharge of the First Lien Priority Obligations, if any Second Lien Claimholder obtains knowledge of or is notified by the First Lien Administrative Agent that a payment or distribution made to a First Lien Claimholder in respect of First Lien Priority Obligations is rescinded for any reason whatsoever, such Second Lien Claimholder shall promptly pay or remit to the First Lien Administrative Agent any payment or distribution received by it in respect of any Collateral subject to any First Priority Liens securing such

First Lien Priority Obligations, and the provisions set forth in the Intercreditor Agreement shall be reinstated as if such payment or distribution had not been made.

Restrictions on Amendments:

Without the prior written consent of the First Lien Administrative Agent, no collateral documents entered into to secure the Second Lien Obligations (such collateral documents, the “Second Lien Collateral Documents”) may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Collateral Document, would be prohibited by, or would require any Loan Party to act or refrain from acting in a manner that would violate, any of the terms of the Intercreditor Agreement.

Without the prior written consent of the Second Lien Claimholders, no First Lien Collateral Documents may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new First Lien Collateral Document, would be prohibited by, or would require any Loan Party to act or refrain from acting in a manner that would violate, any of the terms of the Intercreditor Agreement.

In the event that the First Lien Claimholders or the First Lien Administrative Agent enters into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the First Lien Administrative Agent, the First Lien Claimholders, the Borrower or any other Loan Party thereunder (including the release of any liens in Collateral to the extent permitted as described below under “Release of Liens”), then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Second Lien Collateral Document without the consent of the Second Lien Collateral Agent or any Second Lien Claimholder and without any action by the Second Lien Collateral Agent, the Borrower or any other Loan Party; provided that any such amendment, waiver or consent may not (a) release Collateral securing the Second Lien Obligations unless there is a corresponding release of the Collateral with respect to the First Lien Obligations, (b) impose duties on any of the Second Lien

Claimholders without their consent, (c) permit liens on the Collateral not permitted under the Second Lien Documents, or (d) be prejudicial to the interest of Second Lien Claimholders to a greater extent than First Lien Claimholders (other than by virtue of their relative priorities and rights and obligations hereunder).

The Intercreditor Agreement may not be amended without the consent of the First Lien Administrative Agent and the Second Lien Collateral Agent.

Effective Date Acknowledgments:	On the Effective Date (to be defined as the date of consummation of the Restructuring), each of the Secured Parties will recognize the existence and the permissibility of the other Secured Parties and their respective debt and/or lien obligations and rights as set forth herein.

Release of Liens:

The Intercreditor Agreement will provide that in the event the First Lien Administrative Agent releases its lien on and/or sells all or any portion of Collateral that is (a) permitted to be sold or transferred pursuant to the First Lien Credit Agreement, (b) sold in a foreclosure or similar transactions in accordance with the terms of the First Lien Credit Agreement or (c) Excluded Collateral, in each case, the Second Priority Lien on such Collateral shall be automatically released without the consent of any of the Second Lien Claimholders or the Second Lien Collateral Agent being required, such release being made free and clear of all liens of the Secured Parties, so long as (except in the case of clause (c)) all First Priority Liens and Second Priority Liens attach to the proceeds of the sale for application in accordance with the distribution provisions under the “Distribution of Collateral” section of this term sheet, and each Second Lien Claimholder shall be deemed to have consented to such release or sale.

In addition, the requirement that a Second Priority Lien attach to, or be perfected with respect to, Collateral shall be waived automatically and without further action so long as the requirement that a First Priority Lien attach to, or be perfected with respect to, such property or assets is waived by the First Lien Administrative Agent.

Refinancings:	The First Lien Credit Facility and the Second Lien Notes may be replaced, refunded or refinanced, in whole or in part, (each, a “Replacement”) without notice to, or the consent of any Secured Party, all without affecting the Lien priorities provided for under the Intercreditor Agreement or the other provisions thereof; provided, however, that no Excess First Lien Obligations result therefrom and the First Lien Administrative Agent and the Second Lien Notes Trustee shall receive on or prior to the incurrence of the Replacement:

(i) an officers’ certificate from the Borrower or Issuer, as applicable, stating that (A) the Replacement is permitted by each applicable collateral document to be incurred (or, if required, any relevant consent has been obtained) and (B) customary legending requirements, if any, have been satisfied, and

(ii) a “Priority Confirmation Joinder” (to be defined in the Intercreditor Agreement) from the holders or lenders of any indebtedness that replaces the First Lien Credit Facility or the Second Lien Notes, as the case may be (or an authorized agent, trustee or other representative on their behalf).

Upon the consummation of such Replacement and the satisfaction of certain other requirements, the holders or lenders of the indebtedness incurred pursuant to such Replacement and any authorized agent, trustee or other representative thereof will be entitled to the benefits of the Intercreditor Agreement.

Bankruptcy or Insolvency/Liquidation:	Until the Discharge of the First Lien Priority Obligations in the event of an insolvency or liquidation proceeding of a Loan Party, whether voluntary or involuntary, if the First Lien Administrative Agent shall desire to permit the use of cash collateral or to permit such Loan Party to obtain debtor-in-possession financing (a “DIP Financing”), then the Second Lien Claimholders will agree that they will raise no objection to such use of cash collateral (or any grant of administrative expense priority under the Bankruptcy Code) or DIP Financing and will not request adequate protection or any other relief in connection therewith, so long as such DIP Financing does not exceed an amount equal to (x) the greater of (i) 120% of the First Lien Priority Obligations outstanding at the time of such event or proceeding and (ii) 115% of the First Lien Priority Cap] plus (y) $15 million solely to pay the costs and expenses incurred in connection with the retention of professionals and the payment of adequate protection (such amount, the “DIP Cap”). The Second Lien Claimholders will subordinate their respective liens in the

Collateral to the liens securing such DIP Financing, subject to the DIP Cap, to the extent the liens securing the First Lien Priority Obligations are subordinated or are pari passu with such DIP Financing. Until the Discharge of the First Lien Priority Obligations, the Second Lien Claimholders agree that they shall not be entitled to provide any DIP Financing unless the First Lien Claimholders have elected not to provide or permit such DIP Financing.

Adequate Protection:	Until the Discharge of the First Lien Priority Obligations, no Second Lien Claimholders will file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Second Priority Liens (other than (x) replacement Liens on property in which the First Lien Administrative Agent is granted replacement liens as adequate protection and (y) subordinated super-priority claims or if the First Lien Claimholders are granted super-priority claims as adequate protection), nor will it object to or contest (i) any request by the First Lien Administrative Agent or First Lien Claimholders for adequate protection or (ii) any objection by the First Lien Administrative Agent or First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Claimholders claiming a lack of adequate protection, except that the Second Lien Claimholders may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of the First Lien Priority Obligations.

Automatic Stay Relief:	Until the Discharge of the First Lien Priority Obligations, the Second Lien Claimholders will not oppose or otherwise contest any motion for relief from the automatic stay made by the First Lien Administrative Agent or the First Lien Claimholders.

No Objection:	No Second Lien Claimholder will object to or oppose a sale or other disposition of any Collateral (or any portion thereof) under section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the First Lien Administrative Agent shall have consented to such sale or disposition of such Collateral and all First Priority Liens and Second Priority Liens will attach to the proceeds of the sale for application in accordance with the distribution provisions under the “Distribution of Collateral” section of this term sheet.

Waiver of Claims:	Each of the Second Lien Claimholders will waive any claim such Second Lien Claimholders may have against the First Lien Administrative Agent or any other First Lien Claimholders (or their representatives) arising out of any election by the First Lien Administrative Agent or any First Lien Claimholders, in any proceeding instituted under the Bankruptcy Code, of the application of section 1111(b)(2) of the Bankruptcy Code.

Plan support:	Notwithstanding the provisions of Section 1129(b)(1) of the Bankruptcy Code, the Second Lien Collateral Agent, on behalf of itself and each of the Second Lien Claimholders agree that they will not directly or indirectly propose, sponsor, support, agree to or vote in favor of any plan of reorganization or liquidation of the Borrower or the Issuer that (i) is pursuant to Section 1129(b) of the Bankruptcy Code with respect to the treatment of all or any portion of the First Lien Obligations or the First Lien Claimholders; (ii) is inconsistent with the Intercreditor Agreement; or (iii) without the consent of the First Lien Administrative Agent, does not provide for the Discharge of the First Lien Obligations on the effective date of such plan.

Separate grants:	Each of the First Lien Claimholders and the Second Lien Claimholders will agree that (a) the grants of liens under the First Lien Collateral Documents and the Second Lien Collateral Documents are separate and distinct grants and (b) First Lien Obligations and Second Lien Obligations must be separately classified in any bankruptcy.

Rights As Unsecured Creditors:	The Second Lien Claimholders may exercise rights and remedies as unsecured creditors against any of the Loan Parties, provided that the Second Lien Claimholders will not exercise such rights and remedies in a manner inconsistent with the Intercreditor Agreement .

Insurance:	Until Discharge of the First Lien Obligations, the First Lien Administrative Agent shall have the sole right (subject to the Borrower’s rights under the First Lien Credit Agreement, and the other documents relating thereto) to adjust and settle insurance claims with respect to the Collateral and approve awards granted with respect to the Collateral in any condemnation or similar proceeding, subject to the First Lien Credit Documents until Discharge of the First Lien Obligations, and thereafter subject to the Loan Parties’ rights to reinvest any such proceeds in accordance with the Debt Facilities, all proceeds of which to be applied in accordance with the distribution provisions under the “Distribution of Collateral” section of this term sheet.

Purchase Right:	If an Event of Default under and as defined in the First Lien Credit Agreement has occurred and is continuing and the amount of any claim or claims any First Lien Obligations has been determined, the Second Lien Claimholders will be permitted within an agreed exercise period of not less than 10 days after receipt of notice to purchase the entire amount of such claim or claims at par plus any accrued interest (and payment of any outstanding fees and expenses) from such First Lien Claimholders during a call period to be agreed upon of not less than 10 additional days.

Permitted Actions:	Notwithstanding the provisions under the “Limitation on Enforcement” and “No Interference” sections of this term sheet, or any provision of the Intercreditor Agreement, a Second Lien Claimholder may, (i) file a proof of claim, (ii) vote on any plan of reorganization subject to the “Plan Support” section of this term sheet, make other filings and make any arguments and motions that, in each case, do not contravene this Intercreditor Agreement Term Sheet, (iii) take action to create, perfect, preserve, or protect its liens on the Collateral (so long not adverse to the First Priority Liens), (iv) file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of Second Lien Obligations or a Second Priority Lien, (v) join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to the Collateral initiated by the First Lien Administrative Agent, (vi) receive any Collateral or proceeds of Collateral on account of its Second Lien Obligations after the Discharge of the First Lien Priority Obligations has occurred, and (vii) accelerate the maturity of, or demand as immediately due and payable, all or any part of the Second Lien Obligations.

Governing Law; Jurisdiction:	The State of New York.

The foregoing is intended to summarize certain basic terms of the Intercreditor Agreement and is not intended to be a definitive list of all of the terms of the Intercreditor Agreement.

Exhibit B to the Restructuring Support Agreement

First Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code

[See Attached]

Exhibit C to the Restructuring Support Agreement

Form of Transferee Joinder

[See Attached]

Form of Transferee Joinder

This joinder (this “Joinder”) to the Amended and Restated Restructuring Support Agreement (the “Agreement”), dated as of [    , 20    ], by and among: (i) Stone Energy Corporation and each of the other Stone Parties thereto, (ii) the Consenting Banks and (iii) the Consenting Noteholders, is executed and delivered by [            ] (the “Joining Party”). Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Agreement.

1.    Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the [Consenting Noteholders][Consenting Banks].

2.    Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims next to its name on Annex 2 (which annex shall not be publically disclosed or filed), and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Agreement to each other Party.

3.    Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4.    Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to the Joining Party at the address next to its name on Annex 2 (which annex shall not be publically disclosed or filed):

*****

1

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Annex 1 to the Form of Transferee Joinder

[Annex - 1 to the Joinder Agreement]

Annex 2 - Form of Consenting Noteholder Claims or Consenting Banks Claims and Notice Address

(ANNEX 2 SHALL NOT BE PUBLICALLY DISCLOSED OR FILED)

Name of Consenting [Noteholder][Bank]	Address for Notices:	Debt Holdings under the Credit Agreement			Debt Holdings under the Convertible Indenture			Debt Holdings under the Senior Indenture			Shares of Common Stock Held
[ ]	[ ] [ ] [ ] Attention: Phone: Fax: E-mail:	$	[	]	$	[	]	$	[	]	[	]

[Annex - 2 to the Joinder Agreement]

Annex A - Consenting Noteholder Claims and Notice Address

(ANNEX A SHALL NOT BE PUBLICALLY DISCLOSED OR FILED)

Name of Consenting Noteholder	Address for Notices:	Debt Holdings under the Credit Agreement			Debt Holdings under the Convertible Indenture			Debt Holdings under the Senior Indenture			Shares of Common Stock Held
[ ]	[ ] [ ] [ ] Attention: Phone: Fax: E-mail:	$	[	]	$	[	]	$	[	]	[	]

[Annex - A]

Annex B - Consenting Banks Claims and Notice Address

(ANNEX B SHALL NOT BE PUBLICALLY DISCLOSED OR FILED)

Name of Consenting Bank	Address for Notices:	Debt Holdings under the Credit Agreement
[ ]	[ ] [ ] [ ] Attention: Phone: Fax: E-mail:	$	[	]

[Annex - A]